Exhibit 2.1

EXECUTED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PLY GEM PARENT, LLC,

NCI BUILDING SYSTEMS, INC.

and solely for the purposes of Sections 6.1(e), 6.5(a)(i), 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c)

CLAYTON, DUBILIER & RICE, LLC

July 17, 2018

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3.26	No Other Representations or Warranties	21

Article IV REPRESENTATIONS AND WARRANTIES OF PANTHER		21

4.1	Organization; Qualification	21
4.2	Authority; Enforceability	22
4.3	Non-Contravention	22
4.4	Approvals of Governmental Entities and Third Parties	23
4.5	Capitalization	23
4.6	Compliance with Law	24
4.7	Panther SEC Reports; Financial Statements	24
4.8	Absence of Certain Changes	25
4.9	Real Property	26
4.10	Intellectual Property	27
4.11	Environmental Matters	28
4.12	Material Contracts	29
4.13	Legal Proceedings	31
4.14	Permits	31
4.15	Taxes	31
4.16	Employee Benefits; Employment and Labor Matters	32
4.17	Insurance	35
4.18	Related Party Matters	35
4.19	Broker’s Fee	35
4.20	Information Supplied	35
4.21	Customers and Suppliers	36
4.22	Financing	36
4.23	Warranties/Product Liabilities	36
4.24	No Other Representations or Warranties	37

Article V CERTAIN PRE-CLOSING COVENANTS		37

5.1	Conduct of Business of Neptune	37
5.2	Conduct of Business by Panther	40

Article VI ADDITIONAL AGREEMENTS		43

6.1	No Solicitation	43
6.2	Preparation of Proxy Statement	47
6.3	Stockholders Meeting; Recommendations	48
6.4	Access to Information; Confidentiality	49
6.5	Efforts to Consummate; Notification	49
6.6	Certain Notices	51
6.7	Public Announcements	51
6.8	Indemnification of Directors and Officers	52
6.9	Employee Matters	53
6.10	Section 16(b) Matters	55
6.11	Takeover Laws	55
6.12	Exchange Listing	55
6.13	Tax Matters	55

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6.14	Financing Cooperation	56
6.15	Treatment of Certain Indebtedness	56
6.16	Stockholder Litigation	57

Article VII CONDITIONS PRECEDENT		57

7.1	Conditions to Each Party’s Obligations to Effect the Transactions	57
7.2	Additional Conditions to Panther’s Obligations	57
7.3	Additional Conditions to Neptune’s Obligations	58

Article VIII TERMINATION AND EXPENSES		59

8.1	Termination	59
8.2	Notice of Termination; Effect of Termination	61
8.3	Termination Fee	61
8.4	Expenses and Other Payments	62

Article IX DEFINITIONS		63

9.1	Definitions	63

Article X SURVIVAL		75

10.1	Non-Survival of Representations and Warranties	75

Article XI MISCELLANEOUS		76

11.1	Notices	76
11.2	Severability	77
11.3	Entire Agreement	77
11.4	Assignment	77
11.5	Extension; Waiver	77
11.6	Third-Party Beneficiaries	78
11.7	Interpretation	78
11.8	Governing Law and Venue; Consent to Jurisdiction	79
11.9	Disclosure Letters	80
11.10	Specific Performance	80
11.11	Facsimiles; Counterparts	80
11.12	Amendment	81
11.13	Financing Parties	81

Exhibits
Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Bylaws
Exhibit C	Form of Stockholders Agreement
Exhibit D	Form of Registration Rights Agreement

Schedules
Schedule I	Surviving Corporation Board
Schedule II	Senior Management
Schedule III	Percentage Interests of Holders
Schedule IV	Recused Directors

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made as of July 17, 2018 (the “Execution Date”), by and among Ply Gem Parent, LLC, a Delaware limited liability company (“Panther”), NCI Building Systems, Inc., a Delaware corporation (“Neptune”), and, solely for the purposes of Sections 6.1(e), 6.5(a)(i), 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c), Clayton, Dubilier & Rice, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

RECITALS

WHEREAS, Neptune and Panther desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect a merger whereby Panther shall be merged with and into Neptune (the “Merger”);

WHEREAS, the board of managers of Panther (the “Panther Board”) has (a) unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (b) approved the execution, delivery and performance of this Agreement and the Transactions;

WHEREAS, (a) the board of directors of Neptune (the “Neptune Board”) formed a special committee of independent directors who are independent of Sponsor (the “Special Committee”) to evaluate and negotiate the Transactions on behalf of Neptune; (b) the Special Committee has unanimously (i) determined that the terms of this Agreement and the Transactions are advisable, fair and in the best interests of Neptune and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Transactions, and (iii) determined to recommend that the Neptune Board approve this Agreement and the Transactions; and (c) the Neptune Board has, by unanimous vote of the Transaction Directors, (i) determined that the terms of this Agreement and the Transactions are advisable, fair and in the best interests of Neptune and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Transactions, and (iii) determined to recommend that the Neptune stockholders adopt this Agreement and approve the Transactions;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, each of the parties intends to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

Article I
THE TRANSACTIONS

1.1           The Merger.

(a)           Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, Panther shall be merged with and into Neptune. As a result of the Merger, the separate existence of Panther will cease and Neptune will survive and continue to exist as a Delaware corporation (the entity surviving the Merger, the “Surviving Corporation”).

(b)           As early as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the DLLCA (the “Certificate of Merger”). The Merger shall become effective at such time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as Panther and Neptune shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(c)       At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Neptune and Panther shall vest in the Surviving Corporation, and all debts, liabilities and duties of Neptune and Panther shall become the debts, liabilities and duties of the Surviving Corporation.

1.2          Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. New York City time on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted herein) of the conditions (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the continuing satisfaction or waiver of all conditions as of the Closing) set forth in Article VII, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by Panther and Neptune. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3           Articles of Incorporation and Bylaws.

(a)           Certificate of Incorporation of the Surviving Corporation. At the Effective Time, Neptune shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated to be substantially in the form of Exhibit A hereto.

(b)          Bylaws of the Surviving Corporation. At the Effective Time, Neptune shall cause the bylaws of the Surviving Corporation to be amended and restated to be substantially in the form of Exhibit B hereto.

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1.4           Directors, Managers and Officers. As of the Effective Time, the board of directors of the Surviving Corporation shall be comprised of the individuals listed on Schedule I hereto (as such schedule may be amended or supplemented prior to the Closing by mutual agreement of the parties). As of the Effective Time, the senior management of the Surviving Corporation shall be comprised of the persons listed on Schedule II hereto (as such schedule may be amended or supplemented prior to the Closing by mutual agreement of the parties) in the positions indicated opposite their respective names in such section. Neptune shall take all action necessary to appoint such persons to the applicable positions so indicated, subject to and conditioned on the Effective Time. If prior to the Effective Time, any management appointee is unwilling or unable to serve in such designated management position as a result of illness, death, resignation or any other reason, then a replacement for such person, if any, shall be appointed by Neptune.

1.5           Stockholders Agreement. Prior to the Effective Time, but with effect only from and after the Effective Time, Neptune shall enter into a Stockholders Agreement (the “Stockholders Agreement”) with Fund VIII, certain Affiliates of Fund VIII, CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership, and Atrium Intermediate Holdings, LLC, a Delaware limited liability company (“Golden”), providing for certain governance rights and voting agreements, substantially in the form of Exhibit C hereto.

1.6           Registration Rights Agreement. Prior to the Effective Time, but with effect only from and after the Effective Time, Neptune shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Fund VIII, certain Affiliates of Fund VIII, CD&R Pisces Holdings, L.P. and Golden, providing for certain registration rights, substantially in the form of Exhibit D hereto.

Article II
EFFECT OF THE MERGER ON THE EQUITY INTERESTS OF PANTHER AND NEPTUNE

2.1       Conversion of Securities.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Panther, Neptune or the holders of any Panther LLC Interests or book-entry interests (the “Holders”) or the holders of Neptune Common Stock, all Equity Interests in or of Panther (including Panther LLC Interests) issued and outstanding immediately prior to the Effective Time, other than Panther LLC Interests not entitled to receive merger consideration pursuant to Section 2.1(b), shall be converted into the right to receive, in the aggregate with respect to all such interests, 58,709,067 fully paid and nonassessable shares of Neptune Common Stock, collectively, (the “Aggregate Merger Consideration”), with each Holder becoming entitled to receive a number of shares of Neptune Common stock equal to such Holder’s Percentage Interest multiplied by the number of shares constituting the Aggregate Merger Consideration (“Per Interest Merger Consideration”). All such Panther LLC Interests that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each Holder shall thereafter cease to have any rights with respect to such Panther LLC Interests, except the right to receive the Per Interest Merger Consideration, without interest. Each Atlas Holder shall become entitled to receive such Atlas Holder’s share of the Per Interest Merger Consideration only upon such Atlas Holder’s submission of an Atlas LOT to the Surviving Corporation.

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(b)          Cancellation and Conversion of Certain Panther LLC Interests. Panther LLC Interests held by any wholly owned Subsidiary of Panther immediately prior to the Effective Time, if any, shall automatically be cancelled and retired and shall cease to exist and each holder of such interests shall thereafter cease to have any rights with respect to such Panther LLC Interests.

(c)           Certain Adjustments. If, between the Execution Date and the Effective Time, any change in the number or type of outstanding shares of Neptune Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend, stock distribution or other similar event with a record date during such period, the number of shares constituting the Aggregate Merger Consideration shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.1(c) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

2.2           Issuance of Aggregate Merger Consideration. At the Closing, Neptune shall deliver to each Holder such Holder’s Per Interest Merger Consideration in Neptune Common Stock, in book-entry form, together with an executed certificate of the transfer agent of Neptune certifying as to the book-entry issuance thereof. No certificates or scrip representing fractional interests in Neptune or book-entry credit of the same will be issued.

2.3           LLC Interest Transfer Books. At the Effective Time, the applicable transfer books of Panther shall be closed with respect to Panther LLC Interests and thereafter there shall be no further registration of transfers of Panther LLC Interests theretofore outstanding on the records of Panther.

2.4           Withholding. Neptune, Panther and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law. To the extent that amounts are so deducted or withheld by Neptune, Panther or the Surviving Corporation, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Neptune, Panther or the Surviving Corporation, as the case may be.

2.5           Reorganization Treatment. It is intended that for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Article III
REPRESENTATIONS AND WARRANTIES OF NEPTUNE

Except as (a) disclosed in the Neptune SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” or “forward looking information” section of such Neptune SEC Documents) or (b) set forth in the disclosure letter delivered to Panther on the Execution Date (the “Neptune Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Neptune Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent), Neptune hereby represents and warrants to Panther as follows:

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3.1           Organization; Qualification. Each Neptune Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Neptune Entity (a) has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect or to prevent, materially delay or materially impair the ability of Neptune to perform its obligations under this Agreement or the Transactions. Neptune has made available to Panther true and complete copies of the Organizational Documents of each Neptune Entity, as in effect on the Execution Date. There has been no violation of any of the provisions of the Organizational Documents of each Neptune Entity, and no Neptune Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body) of such entity. Section 3.1 of the Neptune Disclosure Letter sets forth each Neptune Entity.

3.2           Authority; Enforceability.

(a)           Neptune has the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements and, subject to receipt of the Neptune Stockholder Approval, to consummate the transactions contemplated by this Agreement and the Transaction Agreements. The execution and delivery by Neptune of this Agreement and the other Transaction Agreements and the consummation by Neptune of the transactions contemplated by this Agreement and the other Transaction Agreements have been duly and validly authorized by Neptune, and, except for the Neptune Stockholder Approval, no other proceedings on the part of Neptune or its stockholders is necessary to authorize this Agreement or the other Transaction Agreements or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements. The Neptune Board has, by unanimous vote of the Transaction Directors, (i) declared it advisable to enter into this Agreement, (ii) determined that this Agreement, the Transactions and the terms of the Stockholders Agreement and the Registration Rights Agreement are fair and in the best interests of Neptune and its stockholders, (iii) approved this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Transactions and (iv) determined to recommend that the holders of Neptune Common Stock vote to approve the Transactions and adopt this Agreement (the “Neptune Recommendation”). No Neptune stockholders or other holders of Equity Interests of Neptune have any dissenters’ rights or rights of appraisal relating to the Transactions or the Transaction Agreements.

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(b)           This Agreement and the other Transaction Agreements have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by Neptune, and, assuming the due authorization, execution and delivery by Panther Entities, this Agreement and the other Transaction Agreements constitute the valid and binding obligation of Neptune, enforceable against Neptune in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3           Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Neptune and, subject to the receipt of the Neptune Stockholder Approval, the consummation by Neptune of the Transactions do not and will not (a) result in any breach or violation of any provision of the Organizational Documents of any Neptune Entity; (b) constitute a default (or an Event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Neptune Entity is a party or by which any property or asset of any Neptune Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Neptune Entity is subject or by which any Neptune Entity’s properties or assets are bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Neptune Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect or to prevent, materially delay or materially impair the ability of Neptune to perform its obligations under this Agreement or the consummation of the Transactions.

3.4           Approvals of Governmental Entities and Third Parties. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by Neptune of the Transactions, other than (a) filings and clearances required under the HSR Act, the Competition Act of Canada and the Austrian Cartel Act, (b) in connection or in compliance with the Exchange Act or the Securities Act, (c) applicable state securities and “blue sky” Laws, (d) the Neptune Stockholder Approval and (e) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect or to prevent, materially delay or materially impair the ability of Neptune to perform its obligations under this Agreement or the Transactions.

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3.5          Capitalization.

(a)           The authorized capital stock of Neptune consists of 101,000,000 shares, consisting of (i) 100,000,000 shares of Neptune Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (“Neptune Preferred Stock”). As of the Execution Date: (A) 66,203,841 shares of Neptune Common Stock were issued and outstanding (including 47,490 shares of Neptune Common Stock subject to outstanding Neptune restricted stock awards (“Neptune Restricted Stock Award”)), (B) no shares of Neptune Preferred Stock were issued and outstanding, (C) 214,971 shares of Neptune Common Stock were subject to outstanding Neptune Stock Options, (D) 445,043,  shares of Neptune Common Stock were subject to outstanding Neptune RSU Awards, (E) 1,960,195 shares of Neptune Common Stock were subject to outstanding Neptune PSU Awards (assuming applicable performance goals are achieved at maximum) and (F) 60,813 shares of Neptune Common Stock were reserved in treasury for issuance in connection as deferred compensation. Except as set forth in this Section 3.5(a) and for the Equity Interests that may be granted or issued by Neptune following the Execution Date pursuant to Section 5.1(b), Neptune has no other Equity Interests authorized, issued and/or outstanding.

(b)           All of the outstanding shares of Neptune Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Neptune, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Neptune are authorized and validly issued in accordance with the Organizational Documents of such Neptune Entity and are fully paid (to the extent required under the Organizational Documents of such Neptune Entity) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  All of the issued and outstanding Equity Interests in each Subsidiary of Neptune is owned by the Persons set forth in Section 3.5(b) of the Neptune Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Neptune Entities, none of which apply to the Transactions. As of the Execution Date and the Closing Date, Neptune owns, directly or indirectly, all of the outstanding Equity Interests in each other Neptune Entity free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Neptune Entities.

(c)           Except as set forth in the Organizational Documents of Neptune and except as otherwise provided in Section 3.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Neptune Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Neptune Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)           No Neptune Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Neptune Entity on any matter.

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(e)           There are no voting trusts or other agreements or understandings to which any Neptune Entity is a party with respect to the voting or registration of the limited liability company interest or other Equity Interest of any Neptune Entity.

(f)            Except with respect to the ownership of any equity or long-term debt securities between or among the Neptune Entities, none of the Neptune Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

3.6          Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 3.11, 3.14, 3.15 and 3.16, respectively, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect, (a) each Neptune Entity is in compliance with all applicable Laws, (b) none of the Neptune Entities has received written notice from any Governmental Entity regarding any violation of any applicable Law and (c) none of the Neptune Entities has received written notice that it is under investigation by any Governmental Entity for potential noncompliance with any Law.

3.7           Neptune SEC Reports; Financial Statements.

(a)           Neptune has timely furnished or timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Neptune with the SEC since January 1, 2017 (such documents being collectively referred to as the “Neptune SEC Documents”). Each Neptune SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Neptune SEC Document, and (ii) did not contain at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements of Neptune included (i) in any report, schedule, form, statement and other document (including exhibits and other information incorporated therein) furnished or filed with the SEC on or after December 22, 2015 and prior to January 1, 2017, or (ii) in the Neptune SEC Documents (such financial statements included in either of clause (i) or (ii) “Neptune Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented thereby and fairly presents in all material respects the consolidated financial position and operating results, equity and cash flows of Neptune and its consolidated Subsidiaries as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

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(c)           Neptune has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Neptune, including its consolidated Subsidiaries, required to be disclosed by Neptune in the reports that it files or submits under the Exchange Act is accumulated and communicated to Neptune’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Neptune in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Neptune’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Neptune’s auditors and the audit committee of the Neptune Board (x) all significant deficiencies in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Neptune’s ability to record, process, summarize and report financial information and (y) any fraud, known to such officers, whether or not material, that involves management or other employees who have a significant role in Neptune’s internal controls. The principal executive officer and the principal financial officer of Neptune have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Neptune SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

(d)           None of the Neptune Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of Neptune and its consolidated Subsidiaries under GAAP or of any nature, except for (i) liabilities set forth in the consolidated balance sheet dated as of April 29, 2018 or the notes thereto contained in the Neptune Financial Statements; (ii) liabilities that have arisen since April 29, 2018, in the ordinary course of business; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect.

3.8           Absence of Certain Changes. Except as expressly contemplated by this Agreement, since January 28, 2018, (a) through the Execution Date, the Neptune Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, (b) through the Execution Date, no Neptune Entity has taken or agreed to take any action that, if taken during the period from the Execution Date to the Effective Time, would constitute a breach of Section 5.1(b)(ii), (iii), (iv), (v), (ix), (x), (xi), (xii), (xiii), (xiv) or (xviii) and (c) through the Effective Time, there has not been any Event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Neptune Material Adverse Effect.

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3.9           Real Property.

(a)           Section 3.9(a) of the Neptune Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all of the real property owned by the Neptune Entities (the “Neptune Owned Real Property”). The Neptune Entities have fee simple, insurable title to all Neptune Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. For purposes of the preceding sentence, “insurable title” means such title as a nationally recognized title insurance company would insure subject to its customary standard exclusions and exceptions and other exceptions that would not materially affect the operations of the Neptune Entities as conducted on the Neptune Owned Real Property as of the date hereof, so long as the insured complies with all obligations of the insured with respect to such title insurance commitment and the insured pays all title insurance and endorsement premiums and all other costs, fees and expenses of the title insurance company. There are no outstanding Contracts, options, rights of first offer or rights of first refusal in favor of any third parties to purchase or otherwise acquire any Neptune Owned Real Property or any portion thereof or interest therein.

(b)           Section 3.9(b) of the Neptune Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all of the real property leased or subleased by the Neptune Entities (the “Neptune Leased Real Property”) and each lease or other agreement pursuant to which the Neptune Entities lease or otherwise occupy any Neptune Leased Real Property (each, together with all amendments, modifications and agreements related thereto, a “Neptune Real Property Lease”). A Neptune Entity has a valid leasehold or subleasehold (as applicable) interest in all Neptune Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. All Neptune Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect.

(c)           The Neptune Entities are not in default or otherwise in breach under any Neptune Real Property Lease and, to the Knowledge of Neptune, no other party is in default or otherwise in breach thereof, except for breaches or defaults that would not reasonably be expected to be, individually or in the aggregate, material to Neptune. No party to any Neptune Real Property Lease has notified the Neptune Entity party thereto in writing that it is exercising any termination right with respect thereto, and, to the Knowledge of Neptune, there is no outstanding dispute, oral agreement or forbearance program in effect with respect to any Neptune Real Property Lease, except as would not reasonably be expected to be, individually or in the aggregate, material to Neptune. The delivery and execution of this Agreement and the consummation of the transactions contemplated hereby do not require the consent of the landlord or any other Person under any Neptune Real Property Lease. Neptune has made available to Panther a true, correct and complete copy of each Neptune Real Property Lease.

(d)           With respect to each Neptune Owned Real Property and each Neptune Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect, (i) the Neptune Entities have not leased, subleased or otherwise granted anyone the right to use or occupy any portion thereof, (ii) all improvements thereon that are used or occupied by the Neptune Entities are in good operating condition and repair (ordinary wear and tear excepted) and sufficient for the Neptune Entities’ use or occupancy of such properties and (iii) as of the date hereof, there is no pending or, to the Knowledge of Neptune, threatened condemnation or other eminent domain proceeding affecting any portion thereof, nor any sale or other disposition in lieu of condemnation.

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3.10         Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect:

(a)           The Neptune Entities own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Neptune Entities, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)       The execution and delivery of this Agreement by Neptune and the consummation by Neptune of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify (i) any license, sublicense or other agreement relating to any Intellectual Property owned by any Neptune Entity that is material to the business of the Neptune Entities, as currently conducted (the “Neptune Intellectual Property”) or (ii) any license, sublicense and other agreement as to which any Neptune Entity is a party and pursuant to which such Neptune Entity is authorized to use any third-party Intellectual Property that is material to the business of the Neptune Entities, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(c)           All material issued patents and registrations for trademarks, service marks, domain names and copyrights, and related applications, included in the Neptune Intellectual Property are set forth on Section 3.10(c) of the Neptune Disclosure Letter. The Neptune Intellectual Property is subsisting and has not expired, has not been held invalid or unenforceable and has not been cancelled.

(d)           To Neptune’s Knowledge, the conduct of the business of the Neptune Entities, as currently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, and has not, since January 1, 2016. Since January 1, 2016, no Neptune Entity has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Neptune Intellectual Property.

(e)           To Neptune’s Knowledge, no third party is, or since January 1, 2016 has been, infringing, violating or misappropriating any of Neptune Intellectual Property in any material respect.

(f)            The Neptune Entities have implemented commercially reasonable measures to maintain the validity of the Neptune Intellectual Property and the confidentiality of the Neptune Intellectual Property of a nature that Neptune intends to keep confidential.

(g)           The Neptune IT Systems are in good repair and operating condition in all material respects and are adequate and suitable for the purposes for which they are being used or held for use. To Neptune’s Knowledge, the Neptune IT Systems do not contain any malware or virus that would reasonably be expected to interfere with the ability of any Neptune Entity to conduct its business as currently conducted.

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3.11        Environmental Matters.

(a)           Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect:

(i)       each of the Neptune Entities and its assets, real properties and operations are and, during the two (2) years preceding the Execution Date, have been, in compliance with all applicable Environmental Laws;

(ii)       each of the Neptune Entities possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of Neptune, threatened Proceeding;

(iii)       none of the Neptune Entities nor any of their properties or operations or any person or entity whose liability any of the Neptune Entities has retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of Neptune, threatened Proceeding arising under any Environmental Law, nor has any Neptune Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(iv)       there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Neptune Entities or, to the Knowledge of Neptune, any offsite properties, or from or in connection with the Neptune Entities’ operations in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(b)           Neptune has made available to Panther complete and accurate copies of all reports, studies, investigations and audits that are in Neptune’s possession or control, have been prepared within the two (2) years preceding the Execution Date, and that address any (i) condition of the Neptune Entities’ assets, properties or operations, (ii) noncompliance by any Neptune Entity with Environmental Laws, or (iii) liabilities that the Neptune Entities may have incurred pursuant to Environmental Laws, in each case with respect to clauses (i), (ii) and (iii) to the extent that such matter would reasonably be expected to result in a Neptune Material Adverse Effect.

(c)           Except with respect to Sections 3.7, 3.8 and 3.17, this Section 3.11 represents Neptune’s sole representations and warranties with respect to environmental matters.

(d)           None of the Neptune Entities is subject to any judgment, order or decree or any indemnity obligation with any other Person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances, in each case to the extent that such matter would reasonably be expected to result in a Neptune Material Adverse Effect.

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3.12         Material Contracts.

(a)           As of the Execution Date, except for those Contracts set forth in Section 3.12(a) of the Neptune Disclosure Letter and excluding any Neptune Benefit Plans, none of the Neptune Entities is a party to or bound by any Contract that:

(i)        other than any employment agreement, includes any Affiliate of the Neptune Entities (other than any Neptune Entity) or any director or officer of the Neptune Entities, or any of their respective family members or Persons in which any of them have, directly or indirectly, a material interest (any such Person, a “Neptune Related Person”) (other than the Neptune Entities), as a counterparty or third-party beneficiary;

(ii)       contains any provision or covenant which (A) materially restricts any Neptune Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, or (B) would, after the Effective Time, materially restrict Panther and its Affiliates from engaging in any lawful business activity or competing with any Person;

(iii)       (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness by any Neptune Entity, (B) creates a capitalized lease obligation or any financial obligation under a hedge, swap or similar agreement (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount or current termination value not exceeding $10,000,000 and except any transactions solely among the Neptune Entities) or (C) any Contract that obligates Neptune or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $10,000,000 in, any Person (other than Neptune or any of its Subsidiaries);

(iv)      other than with respect to any partnership that is wholly owned by the Neptune Entities, taken as whole, is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Neptune Entity, in each case, that is material to the Neptune Entities, taken as a whole;

(v)       includes the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vi)      is an acquisition Contract that contains an “earn-out” or other contingent payment obligations, or remaining indemnity or similar obligations that would be reasonably expected to result in payments after the Execution Date by the Neptune Entities in excess of $10,000,000;

(vii)     relates to any interest rate, derivatives or hedging transactions in the nominal amount of $1,000,000 or more;

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(viii)    involves a sharing of profits, losses, costs or liabilities by any Neptune Entity with any other Person or pursuant to which any Neptune Entity has agreed to guarantee the performance obligations of any other Person (other than another Neptune Entity);

(ix)       otherwise involves the annual payment by or to any Neptune Entity of more than $10,000,000 and cannot be terminated by the Neptune Entities on ninety (90) days’ or less notice without payment by the Neptune Entities of any penalty;

(x)       (A) expressly obligates Neptune or its Subsidiaries (or following the Closing, the Surviving Corporation or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis; (B) contains “most favored nation” or similar covenants; or (C) requires Neptune or any of its Subsidiaries to “take or pay” with respect to the purchase of any goods or services, in each of clauses (A), (B) and (C), where such obligation, covenant or requirement, respectively, is material to Neptune and its Subsidiaries, taken as a whole;

(xi)       grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Neptune or its Subsidiaries;

(xii)      is required to be included as an exhibit to Neptune’s Annual Report on Form 10-K pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC;

(xiii)     is a Neptune Real Property Lease;

(xiv)     is a Contract with any customer from whom the Neptune Entities, together, received revenue in excess of $10,000,000 during fiscal year 2017;

(xv)     is a Contract with any vendor to whom the Neptune Entities, together, paid in excess of $10,000,000 during fiscal year 2017;

(xvi)     requires future capital expenditures in an amount in excess of $10,000,000;

(xvii)   is a contract with any Governmental Entity (other than licenses and Permits obtained in the ordinary course of business);

(xviii)   is an agreement that restricts or grants rights to use or practice rights under Intellectual Property material to the business of the Neptune Entities (other than licenses to generally commercially available software programs); or

(xix)     is material to Neptune but otherwise not of a type described in clauses (i) through (xviii) above.

(b)           Each Contract required to be disclosed pursuant to Section 3.12(a) (collectively, the “Neptune Material Contracts”) has been made available to Panther, and, except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect, each Neptune Material Contract is a valid and binding obligation of the applicable Neptune Entity, and is in full force and effect and enforceable in accordance with its terms against such Neptune Entity and, to the Knowledge of Neptune, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

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(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect, none of the Neptune Entities nor any other party to any Neptune Material Contract is in default or breach under the terms of any Neptune Material Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Neptune Entity or, to the Knowledge of Neptune, any other party to any Neptune Material Contract, or would permit termination, modification or acceleration under any Neptune Material Contract.

3.13        Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 3.11, or Tax matters, which are the subject of Section 3.15, there are no material Proceedings pending or, to the Knowledge of Neptune, threatened against the Neptune Entities. There is no material judgment, order or decree outstanding against any Neptune Entity. To the Knowledge of Neptune, as of the Execution Date, no officer or director of any Neptune Entity is a defendant in any Proceeding in connection with his or her status as an officer or director of any Neptune Entity. No Neptune Entity nor any of their respective properties or assets is or are subject to any material judgment, order or decree of a Governmental Entity.

3.14        Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, the Neptune Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Neptune Entities, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect.

3.15        Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect:

(a)           All Tax Returns required to be filed by any of the Neptune Entities have been timely filed (taking into account extensions of time for filing), each such Tax Return is complete and correct, and all Taxes that are due and payable from any of the Neptune Entities (including Taxes required to be withheld from payments to employees, creditors, equityholders or other Persons) have been paid in full.

(b)           There is no written claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the Neptune Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of any of the Neptune Entities.

(c)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of any Neptune Entity.

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(d)           No audits or other administrative or judicial Proceedings are being conducted, are pending, or have been threatened in writing with respect to any Taxes or Tax Returns of any of the Neptune Entities.

(e)           There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of any Tax by any Neptune Entity.

(f)            No Neptune Entity has requested, has received, or is subject to any written ruling of a taxing authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(g)           None of the Neptune Entities (i) has been a member of an affiliated, consolidated, combined, or unitary group (other than a group the common parent of which is or was a Neptune Entity) for federal, state, local or foreign Tax purposes, or (ii) is a party to any Tax sharing, Tax allocation or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement (A) solely among the Neptune Entities or (B) entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)).

(h)           No Neptune Entity is liable for the Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law or otherwise).

(i)            None of the Neptune Entities has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)            None of the Neptune Entities has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

(k)           None of the Neptune Entities is aware of the existence of any facts, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 and in Section 3.16 are the sole and exclusive representations and warranties of the Neptune Entities with respect to Taxes.

3.16        Employee Benefits; Employment and Labor Matters.

(a)           Section 3.16(a) of the Neptune Disclosure Letter contains a true and complete list of each material Neptune Benefit Plan. With respect to each material Neptune Benefit Plan, true and complete copies of each of the following documents, to the extent applicable, have been made available to the Panther: (i) each Neptune Benefit Plan, and (ii) as applicable to each Neptune Benefit Plan, (A) the summary plan description, (B) the most recent determination letter (or opinion letter, as applicable), (C) the most recent actuarial report, related trusts, insurance or group annuity Contracts, (D) correspondence to or from any Governmental Entity, (E) administrative service agreements, and (F) each other funding or financing arrangement relating to any plan, including, in each case, all amendments, modifications or supplements thereto.

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(b)           Except for matters that would not reasonably be expected to have, individually or in the aggregate a Neptune Material Adverse Effect:

(i)       each Neptune Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law (including ERISA and the Code);

(ii)       as to any Neptune Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Neptune, no Event has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Neptune Benefit Plan;

(iii)       all contributions (including employer contributions and employee salary reduction contributions) that are due and owing to each Neptune Benefit Plan have been timely paid or accrued in accordance with GAAP; and

(iv)       there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Neptune Benefit Plan other than routine undisputed claims for benefits.

(c)           No Neptune Entity nor any ERISA Affiliate of any Neptune Entity maintains or contributes to an employee welfare benefit plan that provides health or life insurance or other welfare benefits to retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or for coverage through the end of the month of termination or during an applicable severance period).

(d)           (i) Each Multiemployer Plan to which any Neptune Entity or any ERISA Affiliate of any Neptune Entity has, at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to, is set forth on Section 3.16(d) of the Neptune Disclosure Letter. (ii) No Neptune Entity nor any ERISA Affiliate of any Neptune Entity has, at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. (iii) No Neptune Entity nor any ERISA Affiliate of any Neptune Entity has incurred any direct or indirect liability under Title IV of ERISA in connection with the termination of or withdrawal from a Multiemployer Plan which remains unsatisfied.

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(e)           With respect to each Neptune Benefit Plan or any ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Neptune Entity or any affiliate of a Neptune Entity that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC have been timely paid in full, (iv) the PBGC has not instituted Proceedings to terminate any such Neptune Benefit Plan, (v) to the Knowledge of Neptune, the most recent actuarial report for such Neptune Benefit Plan is accurate in all material respects and (vi) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any Neptune Entity or any ERISA Affiliate of a Neptune Entity that has not been satisfied in full.

(f)            No Event has occurred and, to the Knowledge of Neptune, there currently exists no condition or circumstances that would subject any Neptune Entity to any Controlled Group Liability with respect to any employee benefit plan that is not a Neptune Benefit Plan.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer or director of any Neptune Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any Neptune Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by any Neptune Entity under any Neptune Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Neptune Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or director of any Neptune Entity; or (v) limit or restrict the right of any Neptune Entity to merge, amend or terminate any Neptune Benefit Plan.

(h)           No Neptune Entity is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(i)            With respect to each Neptune Benefit Plan sponsored, maintained or contributed to for employees who primarily provide services in jurisdictions outside of the United States (each, a “Neptune Foreign Benefit Plan”), except as would not have, individually or in the aggregate, a Neptune Material Adverse Effect, (i) all contributions required to have been made under such Neptune Foreign Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of the Neptune Entities and (ii) each Neptune Foreign Benefit Plan that is intended to or required by Law to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

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(j)            Each of the Neptune Entities (i) is in material compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, non-retaliation, labor relations, payment of wages and overtime, leaves of absence, employment Tax and social security, occupational health and safety, recordkeeping, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or other terminations of employees that would create any obligations upon or liabilities for any Neptune Entity under the WARN Act or similar state and local Laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of Neptune, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any Neptune Entity; and (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(k)           Section 3.16(k) of the Neptune Disclosure Letter sets forth a list of each collective bargaining agreement or other agreement between any Neptune Entity and any labor union or similar representative or potential representative of employees. None of the Neptune Entities has experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past three (3) years and there are no current union representation questions or petitions or organizing campaigns involving employees of any Neptune Entity and, to the Knowledge of Neptune, no such questions, petitions or campaigns are threatened.

3.17         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Neptune Material Adverse Effect, (a) each insurance policy under which the Neptune Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Neptune Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Neptune Entities are in compliance with the terms and conditions of such Neptune Insurance Policy; (b) no Neptune Entity is in breach or default under any Neptune Insurance Policy; and (c) no Event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Neptune Insurance Policy.

3.18         Required Vote of the Neptune Stockholders. The Neptune Stockholder Approval is the only vote of holders of securities of Neptune that is required to approve this Agreement and the Transactions.

3.19        State Anti-Takeover Statutes. The Neptune Board, acting through the Transaction Directors, has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to the Transaction Agreements and the transactions contemplated hereby and thereby and that no Holder will become an “interested stockholder” (as defined in such Section) as a result of the Transactions.

3.20        Related Party Transactions. Except for Neptune Benefit Plans, (a) the Neptune Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to any Neptune Related Person with respect to which the Neptune Entities have or will have, following the Closing Date, any liability and (b) no Affiliate of the Neptune Entities (other than any Neptune Entity) or director or officer of the Neptune Entities has, directly or indirectly, any interest in any asset, right or property (real or personal, tangible or intangible) used by the Neptune Entities (each such matter described in this Section 3.20, a “Related Party Transaction”).

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3.21         Broker’s Fee. Except for the fees payable to Evercore Group L.L.C. (the “Neptune Financial Advisor”), which shall be paid by Neptune, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Neptune Entity.

3.22        Opinion of Financial Advisor. The Neptune Board has received the Neptune Fairness Opinion from the Neptune Financial Advisor.

3.23        Information Supplied. None of the information supplied or to be supplied by Neptune for inclusion or incorporation by reference in a proxy statement to be filed in connection with the Merger by Neptune (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meeting of the stockholders of Neptune to adopt the Merger and approve the Transactions (the “Neptune Stockholder Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

3.24       Customers and Suppliers. Section 3.24 of the Neptune Disclosure Letter lists the ten (10) largest customers and the ten (10) largest suppliers of Neptune, based on revenues generated during the fiscal year ended October 29, 2017 (as to customers) and expenditures made during the fiscal year ended October 29, 2017 (as to suppliers). As of the date of this Agreement, no customer or supplier listed on Section 3.24 of the Neptune Disclosure Letter has ceased doing business with Neptune and no Neptune Entity has received, from any such customer or supplier, to the Knowledge of Neptune, written notice terminating (or expressly stating the intent to terminate) such customer’s or supplier’s relationship with any Neptune Entity.

3.25        Warranties/Product Liability.

(a)          All products that have been licensed, leased, developed, manufactured, marketed, sold or distributed by any Neptune Entity (the “Neptune Products”), conform with (i) all applicable contractual commitments and all applicable warranties, (ii) the product specifications published by Neptune, and (iii) regulations, certification standards and other requirements of any applicable Governmental Entity or third party, in each case, other than warranty claims in the ordinary course of business consistent with past practice and except as would not reasonably be expected, individually or in the aggregate, to have a Neptune Material Adverse Effect.

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(b)           Since January 1, 2016, (i) there have not been, and currently are no, defects or deficiencies in the Neptune Products that have had or would reasonably be expected to have a Neptune Material Adverse Effect and (ii) there has not been, nor is there under consideration by any Neptune Entity, any recall, market withdrawal or replacement, safety alert, notification to any Governmental Entity or post-sale warning of a material nature concerning any Neptune Product.

3.26        No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, Neptune agrees and acknowledges that neither Panther nor any Person on behalf of Panther makes any other express or implied representation or warranty with respect to Panther or any of its Subsidiaries or with respect to any other information provided or made available to Neptune in connection with this Agreement or the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Panther shall not have any liability to Neptune resulting from Neptune’s reliance on any such information.

Article IV
REPRESENTATIONS AND WARRANTIES OF PANTHER

Except as (a) disclosed in the Panther SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” or “forward-looking information” section of such Panther SEC Documents) or (b) set forth in the disclosure letter delivered to Neptune on the Execution Date (the “Panther Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Panther Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent), Panther hereby represents and warrants to Neptune as follows:

4.1          Organization; Qualification. Each Panther Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Panther Entity (a) has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect or to prevent, materially delay or materially impair the ability of Panther to perform its obligations under this Agreement or the Transactions. Panther has made available to Neptune true and complete copies of the Organizational Documents of each Panther Entity, as in effect on the Execution Date. There has been no violation of any of the provisions of the Organizational Documents of each Panther Entity, and no Panther Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body) of such entity. Section 4.1 of the Panther Disclosure Letter sets forth each Panther Entity.

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4.2           Authority; Enforceability.

(a)           Panther has all requisite entity power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The execution and delivery by Panther of this Agreement and the other Transaction Agreements and the consummation by Panther of the transactions contemplated by this Agreement and the other Transaction Agreements have been duly and validly authorized by Panther Board, and no other limited liability company proceedings on the part of Panther or its members (including, for the avoidance of doubt, any vote, approval or adoption of or by the members of Panther or holder of securities of Panther) is necessary to authorize this Agreement or the other Transaction Agreements to which Panther is a party or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements to which it is a party. Panther Board has unanimously approved this Agreement and the Transactions. No holder of Panther Equity Interests has any dissenters’ rights or similar rights of appraisal relating to the Transactions or the Transaction Agreements.

(b)           This Agreement and the other Transaction Agreements have been, or in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by Panther and, assuming the due authorization, execution and delivery by Neptune, this Agreement and the other Transaction Agreements to which Panther is a party thereto constitute the valid and binding obligation of Panther, enforceable against Panther in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

4.3          Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Panther and the consummation by Panther of the Transactions do not and will not: (a) result in any breach or violation of any provision of the Organizational Documents of any Panther Entity; (b) constitute a default (or an Event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Panther Entity is a party or by which any property or asset of any Panther Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Panther Entity is subject or by which any Panther Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Panther Entity, except, in the cases of clauses (b), (c) and (d) for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect or to prevent, materially delay or materially impair the ability of Panther to perform its obligations under this Agreement or the consummation of the Transactions.

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4.4          Approvals of Governmental Entities and Third Parties. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Panther Entity of the Transactions, other than (a) filings and clearances required under the HSR Act the Competition Act of Canada and the Austrian Cartel Act and (c) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect or to prevent, materially delay or materially impair the ability of Panther to perform its obligations under this Agreement or the Transactions.

4.5          Capitalization.

(a)           Section 4.5(a) of the Panther Disclosure Letter sets forth a correct and complete description of the following: (i) all of the authorized, issued and outstanding Equity Interests in each of the Panther Entities; and (ii) the record and beneficial owners of each of the outstanding Equity Interests in each of the Panther Entities as of the Execution Date and the Closing Date. Except as set forth in Section 4.5(a) of the Panther Disclosure Letter, there are no other outstanding Equity Interests of any Panther Entity. All of the issued and outstanding Equity Interests in each of the Panther Entities have been duly authorized and validly issued in accordance with the Organizational Documents of such Panther Entity and are fully paid (to the extent required under the Organizational Documents of such Panther Entity) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each of the Panther Entities are owned by the Persons set forth in Section 4.5(a) of the Panther Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Panther Entities, none of which apply to the Transactions. As of the Execution Date and the Closing Date, Panther owns, directly or indirectly, all of the outstanding Equity Interests in each other Panther Entity free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Panther Entities. There are no outstanding Equity Interests in or of Panther other than the Panther LLC Interests.

(b)           Except as set forth in the Organizational Documents of the Panther Entities and except as otherwise provided in Section 4.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Panther Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Panther Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)           No Panther Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Panther Entity on any matter.

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(d)          There are no voting trusts or other agreements or understandings to which any Panther Entity is a party with respect to the voting or registration of the limited liability company interest or other Equity Interest of any Panther Entity.

(e)           Except with respect to the ownership of any equity or long-term debt securities between or among Panther Entities, none of the Panther Entities owns, directly or indirectly, any equity or long-term debt securities of any Person. No Subsidiary of Panther owns any Equity Interests of Panther.

(f)            (i) For each Holder, either (A) Panther has received and transmitted to Neptune an investor questionnaire certifying that such Holder is an Accredited Investor or (B) such Holder has represented in the Panther LLC Agreement that such Holder is an Accredited Investor, and (ii) there are fewer than thirty-five (35) Holders who are not Accredited Investors.

4.6           Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 4.11, 4.14, 4.15 and 4.16, respectively, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect, (a) each Panther Entity is in compliance with all applicable Laws, (b) no Panther Entity has received written notice from any Governmental Entity of any violation of any applicable Law and (c) none of the Panther Entities has received written notice that it is under investigation by any Governmental Entity for potential noncompliance with any Law.

4.7           Panther SEC Reports; Financial Statements.

(a)           Ply Gem Holdings, Inc. timely furnished or timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Panther with the SEC on or after January 1, 2017 (such documents being collectively referred to as the “Panther SEC Documents”). Each Panther SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Panther SEC Document, and (ii) did not contain at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Panther has made available to Neptune copies of the Panther Financial Statements. The Panther Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of the Panther Entities on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of interim financial statements, to normal year-end audit adjustments.

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(c)           Section 4.7(c) of the Panther Disclosure Letter sets forth a statement of all of the Indebtedness, of the consolidated cash and cash equivalents, and the net debt position, in each case of Panther and the Panther Entities on a consolidated basis as of June 30, 2018, which statement is true, correct and complete in all material respect.

(d)           Panther has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are sufficient to provide reasonable assurance that: transactions are executed in accordance with management’s general or specific authorizations; transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Panther’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Panther’s auditors and the audit committee of the Panther Board (x) all significant deficiencies in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Panther’s ability to record, process, summarize and report financial information and (y) any fraud, known to such officers, whether or not material, that involves management or other employees who have a significant role in Panther’s internal controls. The principal executive officer and the principal financial officer of Ply Gem Holdings, Inc. made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to any documents filed by Ply Gem Holdings, Inc. with the SEC since January 1, 2017 that required any such certifications, and the statements contained in such certifications were complete and correct as of the dates they were made.

(e)           None of the Panther Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of Panther and its consolidated Subsidiaries under GAAP or of any nature, except for (i) liabilities set forth on the consolidated balance sheet dated as of March 31, 2018 or the notes thereto contained in the Panther Financial Statements; (ii) liabilities that have arisen since March 31, 2018, in the ordinary course of business; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect.

4.8           Absence of Certain Changes. Except as expressly contemplated by this Agreement, since March 31, 2018, (a) through the Execution Date, Panther Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, (b) through the Execution Date, no Panther Entity has taken or agreed to take any action that, if taken during the period from the Execution Date to the Effective Time, would constitute a breach of Section 5.2(b)(ii), (iii), (iv), (v), (ix), (x), (xi), (xii), (xiii), (xiv) or (xviii) and (c) through the Effective Time, there has not been any Event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Panther Material Adverse Effect.

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4.9           Real Property.

(a)            Section 4.9(a) of the Panther Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all of the real property owned by the Panther Entities (the “Panther Owned Real Property”). The Panther Entities have fee simple, insurable title to all Panther Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. For purposes of the preceding sentence, “insurable title” means such title as a nationally recognized title insurance company would insure subject to its customary standard exclusions and exceptions and other exceptions that would not materially affect the operations of the Panther Entities as conducted on the Panther Owned Real Property as of the date hereof, so long as the insured complies with all obligations of the insured with respect to such title insurance commitment and the insured pays all title insurance and endorsement premiums and all other costs, fees and expenses of the title insurance company. There are no outstanding Contracts, options, rights of first offer or rights of first refusal in favor of any third parties to purchase or otherwise acquire any Panther Owned Real Property or any portion thereof or interest therein.

(b)           Section 4.9(b) of the Panther Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all of the real property leased or subleased by the Panther Entities (the “Panther Leased Real Property”) and each lease or other agreement pursuant to which the Panther Entities lease or otherwise occupy any Panther Leased Real Property (each, together with all amendments, modifications and agreements related thereto, a “Panther Real Property Lease”). A Panther Entity has a valid leasehold or subleasehold (as applicable) interest in all Panther Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. All Panther Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law), except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect.

(c)           The Panther Entities are not in default or otherwise in breach under any Panther Real Property Lease and, to the Knowledge of Panther, no other party is in default or otherwise in breach thereof, except for breaches or defaults that would not reasonably be expected to be, individually or in the aggregate, material to Panther. No party to any Panther Real Property Lease has notified the Panther Entity party thereto in writing that it is exercising any termination right with respect thereto, and, to the Knowledge of Panther, there is no outstanding dispute, oral agreement or forbearance program in effect with respect to any Panther Real Property Lease, except as would not reasonably be expected to be, individually or in the aggregate, material to Panther. The delivery and execution of this Agreement and the consummation of the transactions contemplated hereby do not require the consent of the landlord or any other Person under any Panther Real Property Lease. Panther has made available to Neptune a true, correct and complete copy of each Panther Real Property Lease.

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(d)           With respect to each Panther Owned Real Property and each Panther Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect, (i) the Panther Entities have not leased, subleased or otherwise granted anyone the right to use or occupy any portion thereof, (ii) all improvements thereon that are used or occupied by the Panther Entities are in good operating condition and repair (ordinary wear and tear excepted) and sufficient for the Panther Entities’ use or occupancy of such properties and (iii) as of the date hereof, there is no pending or, to the Knowledge of Panther, threatened condemnation or other eminent domain proceeding affecting any portion thereof, nor any sale or other disposition in lieu of condemnation.

4.10         Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect:

(a)           The Panther Entities own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Panther Entities, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)          The execution and delivery of this Agreement by Panther and the consummation by Panther of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify (i) any license, sublicense or other agreement relating to any Intellectual Property owned by any Panther Entities that is material to the business of the Panther Entities, as currently conducted (the “Panther Intellectual Property”) or (ii) any license, sublicense and other agreement as to which any Panther Entity is a party and pursuant to which such Panther Entity is authorized to use any third-party Intellectual Property that is material to the business of the Panther Entities, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(c)           All material issued patents and registrations for trademarks, service marks, domain names and copyrights, and related applications, included in the Panther Intellectual Property are set forth on Section 4.10(c) of the Panther Disclosure Letter. The Panther Intellectual Property is subsisting and has not expired, has not been held invalid or unenforceable and has not been cancelled.

(d)           To Panther’s Knowledge, the conduct of the business of the Panther Entities, as currently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, and has not, since January 1, 2016. Since January 1, 2016, no Panther Entity has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Panther Intellectual Property.

(e)           To Panther’s Knowledge, no third party is, or since January 1, 2016 has been, infringing, violating or misappropriating any of Panther Intellectual Property in any material respect.

(f)            The Panther Entities have implemented commercially reasonable measures to maintain the validity of the Panther Intellectual Property and the confidentiality of the Panther Intellectual Property of a nature that Panther intends to keep confidential.

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(g)           The Panther IT Systems are in good repair and operating condition in all material respects and are adequate and suitable for the purposes for which they are being used or held for use. To Panther’s Knowledge, the Panther IT Systems do not contain any malware or virus that would reasonably be expected to interfere with the ability of any Panther Entity to conduct its business as currently conducted.

4.11        Environmental Matters.

(a)           Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect:

(i)       each of the Panther Entities and its assets, real properties and operations are and, during the two (2) years preceding the Execution Date, have been, in compliance with all applicable Environmental Laws;

(ii)       each of the Panther Entities possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of Panther, threatened Proceeding;

(iii)       none of the Panther Entities nor any of their properties or operations or any person or entity whose liability any Panther Entity has retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of Panther, threatened Proceeding arising under any Environmental Law, nor has any Panther Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(iv)       there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Panther Entities or, to the Knowledge of Panther, any offsite properties, or from or in connection with Panther Entities’ operations in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(b)           Panther has made available to Neptune complete and accurate copies of all reports, studies, investigations and audits that are in Panther’s possession or control, have been prepared within the two (2) years preceding the Execution Date, and that address any (i) condition of the Panther Entities’ assets, properties or operations, (ii) non-compliance by any Panther Entity with Environmental Laws or (iii) liabilities that Panther Entities may have incurred pursuant to Environmental Laws, in each case with respect to clauses (i), (ii) and (iii) to the extent that such matter would reasonably be expected to result in a Panther Material Adverse Effect.

(c)           Except with respect to Sections 4.7, 4.8 and 4.17, this Section 4.11 represents Panther’s sole representations and warranties with respect to environmental matters.

(d)           None of the Panther Entities is subject to any judgment, order or decree or any indemnity obligation with any other Person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances, in each case to the extent that such matter would reasonably be expected to result in a Panther Material Adverse Effect.

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4.12         Material Contracts.

(a)           As of the Execution Date, except for those Contracts set forth in Section 4.12(a) of the Panther Disclosure Letter and excluding any Panther Benefit Plans, none of the Panther Entities is a party to or bound by any Contract that:

(i)       other than any employment agreement, includes as a counterparty or third-party beneficiary any Affiliate of the Panther Entities (other than any Panther Entity) or any director or officer of the Panther Entities, or any of their respective family members or Persons in which any of them have, directly or indirectly, a material interest (any such Person, a “Panther Related Person”) (other than Panther Entities);

(ii)       contains any provision or covenant which (A) materially restricts any Panther Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, or (B) would, after the Effective Time, materially restrict Neptune and its Affiliates (other than the Panther Entities) from engaging in any lawful business activity or competing with any Person;

(iii)       (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness by any Panther Entity, (B) creates a capitalized lease obligation or any financial obligation under a hedge, swap or similar agreement (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount or current termination value not exceeding $10,000,000 and, except any transactions solely among Panther Entities) or (C) any Contract that obligates Panther or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $10,000,000 in, any Person (other than Panther or any of its Subsidiaries);

(iv)       other than with respect to any partnership that is wholly owned by the Panther Entities, taken as whole, is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Panther Entity that is material to the Panther Entities, taken as a whole;

(v)       includes the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vi)       is an acquisition Contract that contains an “earn-out” or other contingent payment obligations, or remaining indemnity or similar obligations that would be reasonably expected to result in payments after the Execution Date by Panther Entities in excess of $10,000,000 per year;

(vii)       relates to any interest rate, derivatives or hedging transactions in the nominal amount of $1,000,000 or more;

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(viii)       involves a sharing of profits, losses, costs or liabilities by any Panther Entity with any other Person or pursuant to which any Panther Entity has agreed to guarantee the performance obligations of any other Person (other than another Panther Entity);

(ix)       otherwise involves the annual payment by or to any Panther Entity of more than $10,000,000 and cannot be terminated by Panther Entities on ninety (90) days’ or less notice without payment by Panther Entities of any penalty;

(x)       (A) expressly obligates Panther or its Subsidiaries (or following the Closing, the Surviving Corporation or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis; (B) contains “most favored nation” or similar covenants; or (C) requires Panther or any of its Subsidiaries to “take or pay” with respect to the purchase of any goods or services, in each of clauses (A), (B) and (C), where such obligation, covenant or requirement, respectively, is material to Panther and its Subsidiaries, taken as a whole;

(xi)       grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Panther or its Subsidiaries;

(xii)       is a Panther Real Property Lease;

(xiii)       is a Contract with any customer from whom the Panther Entities, together, received revenue in excess of $10,000,000 during fiscal year 2017;

(xiv)       is a Contract with any vendor to whom the Panther Entities, together, paid in excess of $10,000,000 during fiscal year 2017;

(xv)       requires future capital expenditures in an amount in excess of $10,000,000;

(xvi)       is a contract with any Governmental Entity (other than licenses and permits obtained in the ordinary course of business);

(xvii)       is an agreement that restricts or grants rights to use or practice rights under Intellectual Property material to the business of the Panther Entities (other than licenses to generally commercially available software programs); or

(xviii)       is material to Panther but otherwise not of a type described in clauses (i) through (xvii) above.

(b)           Each Contract required to be disclosed pursuant to Section 4.12(a) (collectively, the “Panther Material Contracts”) has been made available to Neptune and, except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect, each Panther Material Contract is a valid and binding obligation of the applicable Panther Entity, and is in full force and effect and enforceable in accordance with its terms against such Panther Entity and, to the Knowledge of Panther, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

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(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect, none of the Panther Entities nor any other party to any Panther Material Contract is in default or breach under the terms of any Panther Material Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Panther Entity or, to the Knowledge of Panther, any other party to any Panther Material Contract, or would permit termination, modification or acceleration under any Panther Material Contract.

4.13         Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 4.11, or relating to Tax matters, which are the subject of Section 4.15, there are no material Proceedings pending or, to the Knowledge of Panther, threatened against Panther Entities. There is no material judgment, order or decree outstanding against any Panther Entity. To the Knowledge of Panther, as of the Execution Date, no officer or director of any Panther Entity is a defendant in any Proceeding in connection with his or her status as an officer, director or manager of any Panther Entity. No Panther Entity nor any of their respective properties or assets is or are subject to any material judgment, order or decree of a Governmental Entity.

4.14         Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, Panther Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by Panther Entities, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect.

4.15        Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect:

(a)           All Tax Returns required to be filed by any of the Panther Entities have been timely filed (taking into account extensions of time for filing), each such Tax Return is complete and correct, and all Taxes that are due and payable from any of the Panther Entities (including Taxes required to be withheld from payments to employees, creditors, equityholders or other Persons) have been paid in full.

(b)           There is no written claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the Panther Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of any of the Panther Entities.

(c)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of any Panther Entity.

(d)           No audits or other administrative or judicial Proceedings are being conducted, are pending, or have been threatened in writing with respect to any Taxes or Tax Returns of any of the Panther Entities.

(e)           There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of any Tax by any Panther Entity.

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(f)            No Panther Entity has requested, has received, or is subject to any written ruling of a taxing authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(g)           None of the Panther Entities (i) has been a member of an affiliated, consolidated, combined, or unitary group (other than a group the common parent of which is or was a Panther Entity) for federal, state, local or foreign Tax purposes, or (ii) is a party to any Tax sharing, Tax allocation or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement (A) solely among Panther Entities or (B) entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)).

(h)           No Panther Entity is liable for the Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law or otherwise).

(i)            None of the Panther Entities has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)            None of the Panther Entities has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

(k)           Panther is properly classified and, since the date of its formation, has been properly classified, as an association taxable  as a corporation for U.S. federal income tax purposes. Panther has taken no position inconsistent with such classification for U.S. federal income tax purposes.

(l)            None of the Panther Entities is aware of the existence of any facts, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.15 and in Section 4.16 are the sole and exclusive representations and warranties of the Panther Entities with respect to Taxes.

4.16        Employee Benefits; Employment and Labor Matters.

(a)           Section 4.16(a) of the Panther Disclosure Letter contains a true and complete list of each material Panther Benefit Plan. With respect to each material Panther Benefit Plan, true and complete copies of each of the following documents, to the extent applicable, have been made available to Neptune: (i) each Panther Benefit Plan, and (ii) as applicable to each Panther Benefit Plan, (A) the summary plan description; (B) the most recent determination letter (or opinion letter, as applicable); (C) the most recent actuarial report, related trusts, insurance or group annuity Contracts; (D) correspondence to or from any Governmental Entity; (E) administrative service agreements; and (F) each other funding or financing arrangement relating to any plan, including, in each case, all amendments, modifications or supplements thereto.

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(b)           Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect:

(i)       each Panther Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law (including ERISA and the Code);

(ii)       as to any Panther Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Panther, no Event has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Panther Benefit Plan;

(iii)       all contributions (including employer contributions and employee salary reduction contributions) that are due and owing to each Panther Benefit Plan have been timely paid or accrued in accordance with GAAP; and

(iv)       there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Panther Benefit Plan other than routine undisputed claims for benefits.

(c)           No Panther Entity nor any ERISA Affiliate of any Panther Entity maintains or contributes to an employee welfare benefit plan that provides health or life insurance or other welfare benefits to retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or for coverage through the end of the month of termination or during an applicable severance period).

(d)           (i) Each Multiemployer Plan to which any Panther Entity or any ERISA Affiliate of any Panther Entity has, at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to, is set forth on Section 4.16(d) of the Panther Disclosure Letter. (ii) No Panther Entity nor any ERISA Affiliate of any Panther Entity has, at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to any Multiemployer Plan or any plan that has two or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. (iii) No Panther Entity nor any ERISA Affiliate of any Panther Entity has incurred any direct or indirect liability under Title IV of ERISA in connection with the termination of or withdrawal from a Multiemployer Plan which remains unsatisfied.

(e)           With respect to each Panther Benefit Plan or any ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Panther Entity or any affiliate of a Panther Entity that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC have been timely paid in full, (iv) the PBGC has not instituted proceedings to terminate any such Panther Benefit Plan, (v) to the Knowledge of Panther, the most recent actuarial report for such Panther Benefit Plan is accurate in all material respects and (vi) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any Panther Entity or any ERISA Affiliate of a Panther Entity that has not been satisfied in full.

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(f)            No Event has occurred and, to the Knowledge of Panther, there currently exists no condition or circumstances that would subject any Panther Entity to any Controlled Group Liability with respect to any employee benefit plan that is not a Panther Benefit Plan.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer or director of any Panther Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any Panther Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by any Panther Entity under any Panther Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Panther Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or director of any Panther Entity; or (v) limit or restrict the right of any Panther Entity to merge, amend or terminate any Panther Benefit Plan.

(h)           No Panther Entity is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(i)            With respect to each Panther Benefit Plan sponsored, maintained or contributed to for employees who primarily provide services in jurisdictions outside of the United States (each, a “Panther Foreign Benefit Plan”), except as would not have, individually or in the aggregate, a Panther Material Adverse Effect, (i) all contributions required to have been made under such Panther Foreign Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of the Panther Entities and (ii) each Panther Foreign Benefit Plan that is intended to or required by Law to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j)            Each of the Panther Entities (i) is in material compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, non-retaliation, labor relations, payment of wages and overtime, leaves of absence, employment Tax and social security, occupational health and safety, recordkeeping, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for any Panther Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of Panther, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any Panther Entity; and (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

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(k)           Section 4.16(k) of the Panther Disclosure Letters sets forth a list of each collective bargaining agreement or other agreement between any Panther Entity and any labor union or similar representative or potential representative of employees. None of the Panther Entities experienced have any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past three (3) years and there are no current union representation questions or petitions or organizing campaigns involving employees of any Panther Entity and, to the Knowledge of Panther, no such questions, petitions or campaigns are threatened.

4.17         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Panther Material Adverse Effect, (a) each insurance policy under which Panther Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Panther Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and Panther Entities are in compliance with the terms and conditions of such Panther Insurance Policy; (b) no Panther Entity is in breach or default under any Panther Insurance Policy; and (c) no Event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Panther Insurance Policy.

4.18         Related Party Matters. Except for Panther Benefit Plans and through ownership of Panther LLC Interests, (a) Panther Entities are not, directly or indirectly, parties to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to any Panther Related Person with respect to which Panther Entities have or will have, following the Closing Date, any liability and (b) no Affiliate of the Panther Entities (other than any Panther Entity) or director or officer of the Panther Entities has, directly or indirectly, any interest in any asset, right or property (real or personal, tangible or intangible) used by Panther Entities or used in the conduct of the Panther business.

4.19         Broker’s Fee. Except for the fees payable to Credit Suisse Securities (USA) LLC, which shall be paid by Panther, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Panther Entity.

4.20         Information Supplied. None of the information supplied or to be supplied by Panther for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Neptune Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

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4.21         Customers and Suppliers. Section 4.21 of the Panther Disclosure Letter lists the ten (10) largest customers and the ten (10) largest suppliers of Panther, based on revenues generated during the fiscal year ended December 31, 2017 (as to customers) and expenditures made during the fiscal year ended December 31, 2017 (as to suppliers). As of the date of this Agreement, no customer or supplier listed on Section 4.21 of the Panther Disclosure Letter has ceased doing business with Panther and no Panther Entity has received, from any such customer or supplier, to the Knowledge of Panther, written notice terminating (or expressly stating the intent to terminate) such customer’s or supplier’s relationship with any Panther Entity.

4.22         Financing. A true and complete copy of the Debt Commitment Letter as in effect as of the date hereof has been provided to Neptune, together with a true and complete copy of the fee letter relating to the Debt Commitment Letter (the “Fee Letter”). As of the date hereof, the Debt Commitment Letter and the Fee Letter are in full force and effect and are the legal, valid and binding enforceable obligation of Panther Midco, and, to the knowledge of Panther, each of the parties thereto, in accordance with the terms and conditions thereof, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. As of the date hereof, and after giving pro forma effect to the consummation of the transactions contemplated by this Agreement and the Debt Commitment Letter, assuming that the Payment Condition (as defined in the Existing Panther ABL Credit Facility) is met on the Closing Date, the consummation of the Financing on the terms set forth in the Debt Commitment Letter will not conflict with the Existing Panther Credit Facilities or the Existing Panther Indenture. As of the date hereof, (a) no event has occurred, which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Panther Midco or, to the knowledge of Panther, any other party thereto under the Debt Commitment Letter or the Fee Letter and (b) assuming the truth and accuracy of the representations set forth in Article III, Panther has no reason to believe that it will be unable to satisfy the conditions precedent to the consummation of the Financing contained in the Debt Commitment Letter to be satisfied by it.

4.23        Warranties/Product Liabilities.

(a)           All products that have been licensed, leased, developed, manufactured, marketed, sold or distributed by any Panther Entity (the “Panther Products”); conform with (i) all applicable contractual commitments and all applicable warranties; (ii) the product specifications published by Panther; and (iii) regulations, certification standards and other requirements of any applicable Governmental Entity or third party, in each case, other than warranty claims in the ordinary course of business consistent with past practice and, except as would not reasonably be expected, individually or in the aggregate, to have a Panther Material Adverse Effect.

(b)           Since January 1, 2016, (i) there have not been, and currently are no, defects or deficiencies in the Panther Products that have had or would reasonably be expected to have a Panther Material Adverse Effect and (ii) there has not been, nor is there under consideration by any Panther Entity, any recall, market withdrawal or replacement, safety alert, notification to any Governmental Entity or post-sale warning of a material nature concerning any Panther Product.

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4.24        No Other Representations or Warranties. Except for the representations and warranties contained in Article III, Panther agrees and acknowledges that neither Neptune, nor any Person on behalf of the Neptune, makes any other express or implied representation or warranty with respect to Neptune or any of its Subsidiaries or with respect to any other information provided or made available to Panther in connection with this Agreement and the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Neptune shall not have any liability to Panther resulting from Panther’s reliance on any such information.

Article V
CERTAIN PRE-CLOSING COVENANTS

5.1          Conduct of Business of Neptune.

(a)           Neptune covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.1(a) of the Neptune Disclosure Letter, or (3) to the extent Panther shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Neptune shall and shall cause the Neptune Entities to conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers and suppliers.

(b)           Without limiting the generality of this Section 5.1, and, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.1(b) of the Neptune Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Neptune or any of its Subsidiaries, or (4) to the extent Panther shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, Neptune shall not, and shall not authorize or permit any of its Subsidiaries to:

(i)       in the case of Neptune, make any change or amendment, or in the case of any Subsidiary of Neptune, make any material change or amendment, to its Organizational Documents;

(ii)       make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests or assets of, or make any investment in or loans to any Person, in each case in excess of $2,000,000, other than (A) ordinary course acquisitions of inventory and equipment, (B) ordinary course overnight investments consistent with the cash management policies of Neptune, (C) intercompany capital contributions or loans solely among Neptune and/or its wholly owned Subsidiaries, (D) travel advances in the ordinary course of business to employees of any Neptune Entity or (E) extensions of trade credit in the ordinary course of business;

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(iii)       make aggregate capital expenditures (A) in excess of one hundred and ten percent (110%) of (1) with respect to the fiscal year ending October 29, 2018, Neptune’s 2018 capital budget and (2) with respect to the time period from and after October 30, 2018, as set forth on Section 5.1(b)(iii) of the Neptune Disclosure Letter, or (B) except as required on an emergency basis or for the safety of individuals or the environment;

(iv)       other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice; (B) make, change or revoke any election of Neptune or any of its Subsidiaries under Treasury Regulation Section 301.7701-3 (or any analogous election under state or local Law); (C) change any material method of Tax accounting; or (D) settle or compromise any material Tax Proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in the Neptune Financial Statements;

(v)       authorize, establish a record date for, declare or pay any dividends or other distribution (in cash, stock or other equity, property or a combination thereof) in respect of any of its capital stock or other Equity Interests except the declaration and payment of dividends or distributions from any direct or indirect wholly owned Subsidiary of Neptune to Neptune or any other wholly owned Subsidiary thereof;

(vi)       split, combine or reclassify any shares of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or other Equity Interests, except for any such transaction by a direct or indirect wholly owned Subsidiary of Neptune that remains a direct or indirect wholly owned Subsidiary of Neptune or any of its Subsidiaries after consummation of such transaction;

(vii)       repurchase, redeem or otherwise acquire any of its capital stock or other Equity Interests or any securities convertible into or exercisable for any capital stock or other Equity Interests, other than the acceptance of shares of Neptune Common Stock as payment for the exercise price of Neptune Stock Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Neptune Equity Awards and dividend equivalents thereon;

(viii)       issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Equity Interests of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of Neptune of Equity Interests to Neptune or any other direct or indirect wholly owned Subsidiary of Neptune, or sell, pledge or dispose of any Equity Interest in (or other interest that is convertible or exchangeable into any equity interest in) Neptune or any of its Subsidiaries, in each case, excluding (1) the issuance of shares of Neptune Common Stock in respect of the exercise or settlement of Neptune Equity Awards that are outstanding on the Execution Date or granted thereafter in accordance with clause (2) of this Section 5.1(b)(viii) in accordance with their terms and (2) grants of Neptune Equity Awards made in the ordinary course of business, consistent with past practice and consistent with the terms set forth on Section 5.1(b)(viii) of the Neptune Disclosure Letter;

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(ix)       sell, assign, lease, transfer or otherwise dispose of in any material respect any of its material assets or properties (including any Equity Interests in any other Person), other than (A) sales of inventory and obsolete equipment in the ordinary course of business by Neptune or any of its Subsidiaries and (B) transactions between or among Neptune Entities;

(x)       settle or compromise any litigation or other legal proceedings, other than any settlement or compromise where the amount paid or to be paid by any Neptune Entity (A) is covered by insurance coverage maintained by a Neptune Entity, (B) is less than or equal to the amount reserved therefore or reflected on the balance sheet included in the Neptune Financial Statements, (C) is less than or equal to $2,000,000 individually or $5,000,000 in the aggregate or (D) is comprised of any combination of the foregoing, except, in the case of clauses (A), (B), (C), and (D) of this paragraph (x), relating to Taxes;

(xi)       redeem, repurchase, prepay, create, incur, guarantee, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) repayment and incurrence of Indebtedness under the revolving facilities under the Existing Neptune Credit Facilities in the ordinary course of business; provided that the amount of Indebtedness outstanding under the Existing Neptune Credit Facilities shall not exceed $500 million in the aggregate at any time; (B) any repayment or incurrence of Indebtedness solely among Neptune and/or any Subsidiaries thereof; and (C) repayments in accordance with contractual obligations in effect as of the date hereof;

(xii)       merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person, except for transactions between Neptune and any direct or indirect wholly owned Subsidiary of Neptune or between direct or indirect wholly owned Subsidiaries of Neptune;

(xiii)       take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv)       change or modify any material accounting policies, except as required by GAAP;

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(xv)       except as required by the existing terms of any Neptune Benefit Plan in existence as of the date hereof or in the ordinary course of business consistent with past practice, and subject to the limitations set forth on Section 5.1(b)(xv) of the Neptune Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, severance, change of control or retention agreement (excluding offer letters that provide for no severance or change of control benefits) with any of its directors, officers, employees or individual independent contractors, (E) hire, retain or terminate the services of any employee or individual independent contractor, (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or representative of employees or Neptune Benefit Plan or (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors;

(xvi)       except in the ordinary course of business, (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Neptune Material Contracts; (B) enter into a Contract after the Execution Date that would be a Neptune Material Contract described in Section 3.12(a) if entered into prior to the Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Neptune Material Contract;

(xvii)       enter into or consummate any Related Party Transaction;

(xviii)       enter into a material line of business outside of the business of the Neptune Entities conducted as of the Execution Date; or

(xix)       agree or commit to take any of the actions described above.

5.2          Conduct of Business by Panther.

(a)           Panther covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.2(a) of the Panther Disclosure Letter or (3) to the extent Neptune shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Panther shall and shall cause each Panther Entity to conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

(b)           Without limiting the generality of this Section 5.2, and, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.2(b) of the Panther Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Panther or any of its Subsidiaries or (4) to the extent Neptune shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, Panther shall not, and shall not authorize or permit any of its Subsidiaries to:

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(i)       make any change or amendment to its Organizational Documents;

(ii)       make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any Equity Interests or ownership interests or assets of, or make any investment in or loans to any Person, in each case, in excess of $2,000,000, other than (A) ordinary course acquisitions of inventory and equipment, (B) ordinary course overnight investments consistent with the cash management policies of Panther, (C) intercompany capital contributions or loans solely among Panther and/or its wholly owned Subsidiaries, (D) travel advances in the ordinary course of business to employees of any Panther Entity or (E) extensions of trade credit in the ordinary course of business;

(iii)       make aggregate capital expenditures in excess of one hundred and ten percent (110%) of Panther’s 2018 capital budget, which is set forth in Section 5.2(b)(iii) of the Panther Disclosure Letter, or except as required on an emergency basis or for the safety of individuals or the environment;

(iv)       other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, (B) make, change or revoke any election of Panther or any of its Subsidiaries under Treasury Regulations Section 301.7701-3 (or any analogous election under state or local law); (C) change any material method of Tax accounting; or (D) settle or compromise any material Tax Proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in the Panther Financial Statements;

(v)       authorize, establish a record date for, declare, make or pay any dividends or other distribution (in cash, stock or other equity, property or a combination thereof) in respect of its capital stock or other Equity Interests, except the declaration and payment of dividends or distributions from any direct or indirect wholly owned Subsidiary of Panther to Panther or any other wholly owned Subsidiary thereof;

(vi)       split, combine or reclassify any shares of its Equity Interests or issue or authorize the issuance of any Equity Interests in respect of, in lieu of or in substitution for, its Equity Interests, except for any such transaction by a direct or indirect wholly owned Subsidiary of Panther that remains a direct or indirect wholly owned Subsidiary of Panther or any of its Subsidiaries after consummation of such transaction;

(vii)       repurchase, redeem or otherwise acquire any of its Equity Interests any securities convertible into or exercisable for any Equity Interests;

(viii)       issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Equity Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of Panther of Equity Interests to Panther or any other direct or indirect wholly owned Subsidiary of Panther; or sell, pledge or dispose of any Equity Interest in (or other interest that is convertible or exchangeable into any Equity Interest in) Panther or any of its Subsidiaries;

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(ix)       sell, assign, lease, transfer or otherwise dispose of in any material respect any of its material assets or properties (including any Equity Interests in any other Person), other than (A) sales of inventory and obsolete equipment in the ordinary course of business by Panther or any of its Subsidiaries and (B) transactions between or among Panther Entities;

(x)       settle or compromise any litigation or other legal proceedings, other than any settlement or compromise where the amount paid or to be paid by any Panther Entity (A) is covered by insurance coverage maintained by a Panther Entity, (B) is less than or equal to the amount reserved therefore or reflected on the balance sheet included in the Panther Financial Statements, (C) is less than or equal to $2,000,000 individually or $5,000,000 in the aggregate or (D) is comprised of any combination of the foregoing, except, in the case of clauses (A), (B), (C), and (D) of this paragraph (x), relating to Taxes;

(xi)       redeem, repurchase, prepay, create, incur, guarantee, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) repayment and incurrence of Indebtedness under the revolving facilities of the Existing Panther Credit Facilities in the ordinary course of business; provided that any such repayment or incurrence does not prevent or preclude the satisfaction of the Payment Condition (as defined in the Existing Panther ABL Credit Facility) on, or as of, the Closing Date; (B) any repayment or incurrence of Indebtedness solely among Panther and/or any Subsidiaries thereof and (C) repayments in accordance with contractual obligations in effect as of the date hereof;

(xii)       merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person, except for transactions between Panther and any direct or indirect wholly owned Subsidiary of Panther or between direct or indirect wholly owned Subsidiaries of Panther;

(xiii)       take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv)       change or modify any material accounting policies, except as required by GAAP;

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(xv)       except as required by the existing terms of any Panther Benefit Plan in existence as of the date hereof or in the ordinary course of business consistent with past practice, and subject to the limitations set forth on Section 5.2(b)(xv) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, severance, change of control or retention agreement (excluding offer letters that provide for no severance or change of control benefits) with any of its directors, officers, employees or individual independent contractors, (E) hire, retain or terminate the services of any employee or individual independent contractor, (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or representative of employees or Panther Benefit Plan or (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors;

(xvi)       except (A) in the ordinary course of business or (B) in accordance with the Debt Commitment Letter in furtherance of the Transactions (as defined herein or in the Debt Commitment Letter), (1) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Panther Material Contracts; (2) enter into a Contract after the Execution Date that would be a Panther Material Contract described in Section 4.12(a) if entered into prior to the Execution Date; or (3) waive any default by, or release, settle or compromise any claim against, any other party to a Panther Material Contract;

(xvii)       enter into or consummate any Related Party Transaction;

(xviii)       enter into a material line of business outside of the business of the Panther Entities conducted as of the Execution Date; or

(xix)       agree or commit to take any of the actions described above.

Article VI
ADDITIONAL AGREEMENTS

6.1           No Solicitation.

(a)           Neptune shall, and shall cause each of the other Neptune Entities and direct its Representatives to, (i) immediately cease any and all activities, discussions or negotiations that commenced prior to the date of this Agreement and were ongoing as of the Execution Date with respect to a Neptune Alternative Proposal made or received prior to the date hereof and (ii) promptly deliver written notice to each Person with whom Neptune was engaged in any such discussions or negotiations regarding a Neptune Alternative Proposal during the prior year (A) informing such Person that Neptune is immediately terminating all activities, discussions and negotiations with respect to any Neptune Alternative Proposal and (B) directing that all such Persons and their Representatives return or destroy all copies of confidential information previously provided to such parties by any Neptune Entity or its respective Representatives to the extent any confidentiality agreement with such Person so provides or allows. Except as otherwise expressly permitted by this Section 6.1, from and after the Execution Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII hereof, Neptune shall not, and shall cause the other Neptune Entities and its and their Representatives not to, directly or indirectly:

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(i)       solicit, initiate or knowingly facilitate or encourage any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, a Neptune Alternative Proposal;

(ii)       engage or participate in any discussions or negotiations with, or provide any nonpublic information or access to the business, properties, assets, books or records of the Neptune Entities to, or cooperate with, assist or facilitate any efforts by, any Person relating to or in connection with, or that was intended to and could reasonably be expected to lead to, a Neptune Alternative Proposal;

(iii)       accept any proposal or offer from any Person relating to a Neptune Alternative Proposal;

(iv)        approve, adopt, execute, enter into or recommend any contract, term sheet, letter of intent or similar agreement with any Person (other than the Sponsor, Panther or another Affiliate of the Sponsor) relating to or in connection with a Neptune Alternative Proposal (other than a confidentiality agreement as provided in Section 6.1(d)(i));

(v)       amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Neptune Entities, unless the Special Committee reasonably determines in good faith, after consultation with its outside legal counsel, that the failure of the Neptune Board to amend or grant any such waiver or release would be inconsistent with the Neptune Board’s fiduciary duties under applicable Law; or

(vi)       resolve, agree or publicly propose to, or permit Neptune or any of its Subsidiaries or any of its Representatives to agree or publicly propose to, take any of the actions referred to in clauses (i) – (v).

(b)           Except as expressly permitted in and in accordance with the terms of Section 6.1(d), the Neptune Board (acting through the Transaction Directors) or any committee thereof shall not (i) fail to include the Neptune Recommendation in the Proxy Statement, (ii) amend, withdraw, modify or qualify or propose publicly to amend, withdraw, modify or qualify, in a manner adverse to Panther, the Neptune Recommendation, (iii) recommend, adopt, authorize, endorse, declare advisable or approve, or propose publicly to recommend, adopt, authorize, endorse, declare advisable or approve, any Neptune Alternative Proposal or (iv) recommend acceptance of any tender or exchange offer for any outstanding capital stock of Neptune or any of its Subsidiaries (the taking of any action described in this Section 6.1(b) being referred to as a “Neptune Recommendation Change”).

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(c)           From and after the Execution Date, Neptune shall promptly (and in each case within twenty-four (24) hours thereof) advise Panther of the receipt by any Neptune Entities or any of their respective Representatives of any Neptune Alternative Proposal made on or after the Execution Date, any inquiry or proposal that could reasonably be expected to lead to a Neptune Alternative Proposal, any request for nonpublic information or data relating to Neptune or any its Subsidiaries made by any Person in connection with a Neptune Alternative Proposal and any request for discussions or negotiations with any Neptune Entity or a Representative of a Neptune Entity relating to, or that could reasonably be expected to lead to, a Neptune Alternative Proposal (in each case within twenty-four (24) hours thereof), and Neptune shall provide to Panther (within such twenty-four (24) hour time frame) (i) if such Neptune Alternative Proposal, inquiry, proposal or request is in writing, a copy of any such Neptune Alternative Proposal, inquiry, proposal or request made in writing and (ii) if such Neptune Alternative Proposal, inquiry, proposal or request is oral, a written summary of the material terms of such Neptune Alternative Proposal, inquiry, proposal or request (including the identity of the Person making such Neptune Alternative Proposal, inquiry, proposal or request). Neptune shall keep Panther reasonably informed on a reasonably current basis with respect to the status and material terms of any such Neptune Alternative Proposal, inquiry, proposal or request and any material changes to the status of any such discussions or negotiations.

(d)           From and after the Execution Date and prior to the receipt of the Neptune Statutory Approval, Neptune, directly or indirectly through one or more of its Representatives, may act as follows:

(i)       in response to a bona fide written Neptune Alternative Proposal made after the Execution Date that did not result from a breach of this Section 6.1, Neptune or its Representatives may contact the Person or its Representatives making such Neptune Alternative Proposal to clarify the terms and condition thereof, and (A) furnish information about Neptune Entities to the Person making such Neptune Alternative Proposal and (B) participate or engage in discussions or negotiations with such Person and such Person’s Representatives and its potential financing sources regarding such Neptune Alternative Proposal; provided, however, that (x) no nonpublic information may be furnished to such Person until Neptune receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Neptune that are no less favorable to Neptune in the aggregate than the terms of the Confidentiality Agreement; provided, further, that Panther (1) as promptly as practicable and prior to Neptune or its Subsidiaries providing any nonpublic information, is provided with a copy of such executed confidentiality agreement and (2) is provided with any nonpublic information (or access with respect thereto), which was not previously furnished to Panther, substantially concurrently as Neptune or its Subsidiaries furnish any such nonpublic information to such other Person and (y) prior to taking any actions pursuant to this Section 6.1(d)(i), the Special Committee determines in good faith, after consultation with its financial advisors and legal counsel, that such Neptune Alternative Proposal is, or would reasonably be expected to lead to, a Neptune Superior Proposal; and

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(ii)       in response to a bona fide written Neptune Alternative Proposal received by Neptune after the Execution Date that did not result from a breach of this Section 6.1, the Neptune Board (acting through the Transaction Directors) or the Special Committee may (A) effect a Neptune Recommendation Change or (B) terminate this Agreement pursuant to Section 8.1(f), if prior to taking either such action the Special Committee reasonably determines in good faith after consultation with its financial advisors and outside legal counsel that such Neptune Alternative Proposal is a Neptune Superior Proposal; provided, however, that prior to effecting such Neptune Recommendation Change or terminating this Agreement pursuant to Section 8.1(f), (1) Neptune shall have given at least five (5) Business Days’ prior written notice to Panther that Neptune has received such proposal, specifying the material terms and conditions of such proposal (including a copy of the most current version of the proposed agreement under which such Neptune Superior Proposal is proposed to be consummated and any other material documents (including financing commitments, if any) and correspondence in respect thereof, including the identity of the Person making such proposal), and, that Neptune intends to take such action at the end of the notice period, which notice shall specify the basis for such Neptune Recommendation Change (such notice being referred to herein as a “Neptune SP Recommendation Change Notice”), and (2) following such five (5)-Business Day period, the Special Committee after taking into account in good faith any revisions to the terms of this Agreement committed to in writing by Panther and, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Neptune Alternative Proposal remains a Neptune Superior Proposal; each time material modifications to the terms of a Neptune Alternative Proposal determined to be a Neptune Superior Proposal are made a new Neptune SP Recommendation Change Notice shall be required, and in such case, the time periods specified in the foregoing clauses (1) and (2) with respect to the new notice shall be three (3) Business Days.

(iii)       the Neptune Board (acting through the Transaction Directors) or the Special Committee may make a Neptune Recommendation Change of the type described in clause (i) or (ii) of the definition thereof in response to a Neptune Intervening Event if prior to taking such action the Special Committee reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Neptune Board or the Special Committee to make such Neptune Recommendation Change would be inconsistent with the Neptune Board’s or the Special Committee’s fiduciary duties under applicable Law; provided, however, that prior to effecting such Neptune Recommendation Change (A) Neptune shall have given Panther at least five (5) Business Days’ prior written notice informing Panther that Neptune has determined that a Neptune Intervening Event has occurred or arisen (which notice will reasonably describe such Neptune Intervening Event) and Neptune intends to effect a Neptune Recommendation Change at the end of the notice period (such notice being referred to herein as a “Neptune Recommendation Change Notice”), (B) during the five (5)-Business Day period starting after the date on which such Neptune Recommendation Change Notice is received, if requested by Panther, Neptune shall, and shall cause its Subsidiaries and Representatives to, negotiate in good faith with Panther and Panther’s Representatives (to the extent Panther wishes to negotiate), which may be on a nonexclusive basis with respect to negotiations or discussions permitted by this Section 6.1, to revise the terms and conditions of this Agreement such that a failure of the Neptune Board or the Special Committee to effect such a Neptune Recommendation Change in response to such Neptune Intervening Event would not be inconsistent with the Neptune Board’s or the Special Committee’s fiduciary duties under applicable Law and (C) following such five (5)-Business Day period after the date of the Neptune Recommendation Change Notice, the Special Committee after taking into account in good faith any changes to the terms of this Agreement proposed by Panther and, after consultation with its financial advisors and outside legal counsel, shall have reasonably determined in good faith that the failure to effect such a Neptune Recommendation Change would be inconsistent with the Neptune Board’s or the Special Committee’s fiduciary duties under applicable Law.

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(e)           Nothing contained in this Section 6.1 shall prohibit the Company or the Neptune Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by Law or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 6.1(e) shall not be deemed to permit the Neptune Board to make a Neptune Recommendation Change other than in accordance with Section 6.1(b) or Section 6.1(d).

(f)            From and after the Execution Date, Panther and the Sponsor (i) shall, and shall cause their respective Affiliates and Representatives to, immediately terminate any and all activities, discussions or negotiations that commenced prior to the date of this Agreement with respect to a Panther Alternative Proposal and (ii) shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Panther Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to a Panther Alternative Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Neptune) any information with respect to, or otherwise cooperate in any way with, any Panther Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to a Panther Alternative Proposal or (C) approve, endorse, recommend, execute or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Panther Alternative Proposal.

6.2           Preparation of Proxy Statement.

(a)           As promptly as practicable following the Execution Date, Neptune shall prepare and file or cause to be filed with the SEC, the Proxy Statement in order to seek the Neptune Stockholder Approval. Panther shall (x) cooperate with Neptune in the preparation of the Proxy Statement; (y) use its reasonable best efforts to furnish the information required by the SEC or federal securities Laws to be included in the Proxy Statement concerning the Panther Entities, including updated financial statements if required and (z) use its reasonable best efforts to provide such other assistance as may be reasonably requested by Neptune or Neptune’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement. Neptune shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as is practicable after filing and each of Neptune and Panther shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Neptune Common Stock as promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC. Each party shall also take any action required to be taken and make any necessary filings under the Securities Act, the Exchange Act or any applicable state securities Laws in connection with the Transactions, this Agreement or the issuance of Neptune Common Stock in the Transactions. All filings by Neptune with the SEC in connection with the Transactions and all mailings to the stockholders of Neptune in connection with the Transactions shall be subject to the reasonable opportunity for prior review and comment by Panther, which comments Neptune shall consider in good faith, acting reasonably.

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(b)           If at any time prior to the Effective Time, any party discovers any information relating to Panther or Neptune, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and Neptune shall promptly cause to be filed with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such information to the stockholders of Neptune.

(c)           The parties shall notify each other promptly of the receipt of any correspondence, communications or comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Transactions and (ii) copies of all orders of the SEC relating to the Proxy Statement.

6.3          Stockholders Meeting; Recommendations. Neptune shall take, in accordance with the DGCL and its Organizational Documents, all actions reasonably necessary to mail the Proxy Statement to Neptune’s stockholders and to establish a record date, duly call, give notice of, convene and hold the Neptune Stockholder Meeting for the purpose of securing the Neptune Stockholder Approval. Unless a Neptune Recommendation Change is effected in accordance with Section 6.1, the Proxy Statement shall state that the Neptune Board has, by unanimous vote of the Transaction Directors, (i) approved this Agreement and the Transactions; (ii) determined that this Agreement and the Transactions are fair to and in the best interests of Neptune and its stockholders; and (iii) include the Neptune Recommendation. Unless a Neptune Recommendation Change is effected in accordance with Section 6.1, Neptune shall use its reasonable best efforts to solicit from stockholders of Neptune votes in favor of the Neptune Stockholder Approval. Notwithstanding any Neptune Recommendation Change, this Agreement shall be submitted to the stockholders of Neptune at the Neptune Stockholder Meeting and nothing contained herein shall be deemed to relieve Neptune of such obligation unless this Agreement has been validly terminated pursuant to the terms hereof. In addition to the foregoing, Neptune shall not submit to the vote of its stockholders any Neptune Alternative Proposal or other acquisition proposal other than the Transactions. Anything to the contrary contained in this Agreement notwithstanding, Neptune may adjourn or postpone the Neptune Stockholder Meeting (A) to the extent necessary, to ensure that any required supplement or amendment to the Proxy Statement that Neptune has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law, is provided to Neptune’s stockholders, (B) if, as of the time for which the meeting of Neptune’s stockholders is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Neptune Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (C) with the consent of Panther, to solicit additional proxies necessary to obtain the Neptune Stockholder Approval; provided, however, that no adjournment or postponement may be made to a date on or after three (3) Business Days prior to the End Date.

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6.4           Access to Information; Confidentiality.

(a)            From the Execution Date until the Effective Time, subject to applicable Law, (i) Neptune shall provide and shall cause Neptune’s Representatives to provide Panther and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, customers, suppliers, properties, books and records of Neptune and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of Neptune and its Subsidiaries) as Panther may reasonably request, and (ii) Panther shall provide and shall cause Panther’s Subsidiaries and its and their respective Representatives to provide Neptune and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, properties, books and records of the Panther Entities (so long as such access does not unreasonably interfere with the operations of any Panther Entities) as Neptune may reasonably request (including for the purposes of planning the operation of the Surviving Corporation after the Effective Time). No party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other party’s good faith opinion the disclosure of which could subject such other party or any of its Subsidiaries to risk of liability.

(b)           With respect to any information disclosed pursuant to this Section 6.4, each of Panther and Neptune shall comply with, and shall cause each of its Subsidiaries and their respective Representatives to comply with, all of its obligations under the mutual nondisclosure and confidentiality agreement, dated June 7, 2018, previously executed by Panther and Neptune (the “Confidentiality Agreement”). No party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any Contract, Law or order (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

6.5          Efforts to Consummate; Notification.

(a)           Subject to the terms and conditions of this Agreement, each party will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including using reasonable best efforts to (and, with respect to the following clauses (i), (ii) and (iv), Sponsor shall and shall cause the Funds to use their respective reasonable best efforts to) (i) cause the conditions precedent set forth in Article VII to be satisfied; provided, that in the case of Sponsor, its obligations under this clause (i) shall only require that Sponsor (A) use reasonable best efforts to cause the condition set forth in Section 7.3(c) to be satisfied and (B) not take or fail to take any action, and cause the Funds not to take or fail to take any action, with the intention of preventing, frustrating or delaying the satisfaction of the condition set forth in Section 7.2(d), (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity by the End Date, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Transactions or the consummation of the Transactions and (v) execute and deliver additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

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(b)           In furtherance and not in limitation of the foregoing, Neptune, Sponsor and Panther shall, and the Sponsor shall cause the Funds to, (i) make or cause to be made any filings required under the HSR Act, the Competition Act of Canada and the Austrian Cartel Act with respect to the Transaction as promptly as reasonably practicable, and, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after, the Execution Date, (ii) furnish to any other parties as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, (iv) promptly notify the other parties of any communication between that party and the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the application of a Regulatory Law to any of the Transactions and (v) act in good faith and use reasonable best efforts to cooperate with the other parties in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 6.5(b) notwithstanding, materials provided to the other parties or its outside counsel may be redacted to remove references concerning the valuation of Neptune and its Subsidiaries or Panther Entities or as necessary to address reasonable privilege concerns.

(c)           Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, (i) any Panther Entity or any Neptune Entity to agree to (A) sell, divest, discontinue, hold separate or limit any assets, businesses or interests, (B) terminate, modify, or create any ventures, (C) terminate or modify any existing relationships, contractual rights or obligations, (D) effectuate any other changes or restructurings, (E) create any contractual rights or obligations or firewalls, (F) refrain from making any investment or acquisition or (G) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests, in each case of the foregoing clauses (A) through (G), to the extent that such actions individually or in the aggregate would reasonably be expected to have a material adverse effect on Neptune, Panther, or the Surviving Corporation, or (ii) subject to clause (i), Sponsor or any of its Affiliates, other than the Funds and other than the Panther Entities and the Neptune Entities (both of which are addressed by clause (i)), to agree to any of the actions or matters referred to in clauses (i)(A)–(G) of this Section 6.5(c).

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6.6          Certain Notices.

(a)           Panther and Neptune shall each promptly advise the other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

6.7           Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed upon by Panther and Neptune. Thereafter, Panther and Neptune shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the Transactions or this Agreement and shall not issue any such other press release prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party and provide the other party with an opportunity to review and comment on the content of the proposed disclosure, which comments such party shall consider in good faith, acting reasonably, before issuing any such press release or making any such public announcement; provided, however, that (a) each of Panther and Neptune may make press releases, public statements or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in press releases, public disclosures or statements made by Neptune and/or Panther in compliance with this Section 6.7 and (b) Neptune shall not be required to provide for review or comment to Panther any statement, release or disclosure in response to or in connection with a Neptune Alternative Proposal or Neptune Recommendation Change, it being understood, for the avoidance of doubt, that nothing in this clause (b) shall permit Neptune to make any statement or effect a Neptune Recommendation Change other than in accordance with Section 6.1(b) or Section 6.1(d).

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6.8           Indemnification of Directors and Officers.

(a)           For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and advance funds in respect of each), in the same manner as provided by Panther, as applicable, immediately prior to the Execution Date, each present and former director, officer and employee of Panther, or any of their respective Subsidiaries (in all of their capacities (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Indemnified Party is or was a director, officer or employee of the Panther Entities or Neptune Entities, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of Neptune or Panther or their respective Subsidiaries in their capacities as such arising in connection with the Transactions), and shall provide advancement of expenses to the Indemnified Parties, in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the Execution Date by Panther pursuant to Panther’s Organizational Documents and indemnification agreements, if any, or by any one of Panther’s Subsidiaries pursuant to such Subsidiary’s Organizational Documents and indemnification agreements of any Subsidiary of Panther, if any, in existence on the Execution Date.

(b)           Neptune agrees that, for six (6) years after the Effective Time, the Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of the current and former directors and officers of Panther than are provided by Panther in Panther’s Organizational Documents and indemnification agreements as of the Execution Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(c)           For six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Panther that provides coverage for acts or omissions occurring prior to the Effective Time covering each such person covered by the officers’ and directors’ liability insurance policy of Panther on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Panther’s directors’ and officers’ insurance policy in effect on the Execution Date; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Panther for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, the Surviving Corporation shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. The Surviving Corporation’s obligations under this Section 6.8(c) may be satisfied by the Surviving Corporation purchasing a “tail” policy, under Panther’s existing directors, and officers, insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person covered by Panther’s directors’ and officers’ insurance policy in effect on the Execution Date or at the Effective Time for actions and omissions occurring prior to the Effective Time and (iii) contains terms that are no less favorable in the aggregate than those of Panther’s directors’ and officers’ insurance policy in effect on the Execution Date. If such “tail” policy has been obtained by Neptune prior to the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

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(d)          The provisions of this Section 6.8, are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The Surviving Corporation shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided in this Section 6.8 unless it is ultimately determined that such Indemnified Party is not entitled to such indemnity.

(e)           For six (6) years after the Effective Time, if the Surviving Corporation, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 6.8.

6.9          Employee Matters.

(a)            For a period of one (1) year following the Closing Date, Neptune shall or shall cause its applicable Subsidiaries to provide each Continuing Neptune Employee and each Continuing Panther Employee whose employment is terminated without cause during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date with severance benefits equal in value to the greater of (i) the severance benefits that such individual would be eligible to receive under the applicable severance policy, program or arrangement of any Panther Entity set forth on Section 6.9(a) of the Panther Disclosure Letter and (ii) the severance benefits that such individual would be eligible to receive under the severance policy, program or arrangement of any Neptune Entity set forth on Section 6.9(a) of the Neptune Disclosure Letter, in each case, taking into account such Continuing Panther Employee’s service with the Panther Entities prior to the Closing and with the Neptune Entities following the Closing and such Continuing Neptune Employee’s service with the Neptune Entities prior to and following the Closing. For the avoidance of doubt and notwithstanding the immediately preceding sentence, during the one (1)-year period referred to in the immediately preceding sentence, each Continuing Neptune Employee and Continuing Panther Employee that is party to an individual agreement with Neptune or Panther that provides for severance benefits shall receive severance benefits pursuant to his or her individual agreement.

(b)           From and after the Closing, Neptune shall give each Continuing Panther Employee full credit for all purposes under any employee benefit plans sponsored, maintained or contributed to by any Neptune Entity for such Continuing Panther Employee’s service with any Panther Entity and with any predecessor employer to the same extent recognized prior to the Closing under a corresponding Panther Benefit Plan; provided that the foregoing service recognition shall not apply (i) to the extent such credit would result in the duplication of benefits for the same period of service, (ii) for purposes of benefit accrual under any defined benefit pension plan or retiree welfare plan or (iii) for purposes of any benefit plan that is frozen or provides grandfathered benefits. In addition, and without limiting the generality of the foregoing, (A) Neptune shall, or shall cause its applicable Subsidiaries to, provide that each Continuing Panther Employee shall be immediately eligible to participate, without any waiting time, in any and all Neptune Benefit Plans, and (B) (1) for purposes of each Neptune Benefit Plan in which a Continuing Panther Employee participates during the year in which the Closing Date occurs that provides medical, dental, pharmaceutical or vision benefits, Neptune (or its applicable Subsidiaries) shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Neptune Benefit Plan to be waived for such Continuing Panther Employee and his or her covered dependents, unless such conditions would not have been waived under the analogous Panther Benefit Plan in which such Continuing Panther Employee participated immediately prior to the Closing and (2) Neptune shall, or cause its applicable Subsidiaries to, use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Panther Benefit Plan ending on the date such employee’s participation in a corresponding Neptune Benefit Plan begins to be taken into account under such Neptune Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Neptune Benefit Plan.

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(c)           Neptune and Panther agree to the covenants set forth on Section 6.9(c) of the Panther Disclosure Letter.

(d)           Prior to the Closing Date, Panther shall seek approval by the Holders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) to receive or retain any payments that would, in the absence of such stockholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code. Prior to seeking such approval, Panther will use commercially reasonable efforts to obtain from each disqualified individual waivers that provide that no payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”) with respect to such disqualified individual shall, in the absence of such Holder approval referred to in the immediately preceding sentence, be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual. All materials produced by Panther in connection with the implementation of this Section 6.9(d) shall be provided to Neptune at least five (5) Business Days in advance for Neptune’s review and comment, and Panther shall consider any of Neptune’s requested changes or comments in good faith and not unreasonably omit them; provided that if any compensatory arrangement is entered into between a Neptune Entity and a disqualified individual before the Closing, Neptune shall provide a copy of such arrangement or summary of its material terms to Panther at least ten (10) Business Days before the Closing and shall cooperate with Panther and its advisers in good faith to determine the value for the purposes of Section 280G of the Code of any payments or benefits contemplated therein and if Neptune does not comply with its obligations under this sentence, Panther’s failure to include such Neptune arrangements in the Holder voting materials described herein will not result in a breach of this Section 6.9(d).

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(e)           Without limiting Section 11.6, nothing in this Agreement shall constitute an amendment to, or be construed as amending, any employee benefit plan sponsored, maintained or contributed to by any Person. The provisions of this Section 6.9 are for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Panther Employee or Continuing Neptune Employee or other current or former employee (or spouse or dependent thereof) of Neptune, Panther or any of their respective Subsidiaries, other than the parties hereto and their respective permitted successors and assigns), any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement shall give any employee or other service provider of Neptune, Panther or any of their respective Affiliates or any other Person any right to continued employment or service.

6.10         Section 16(b) Matters. Prior to the Effective Time, Neptune shall take all such steps as may be required to cause any disposition of Equity Interests of Neptune (including derivative securities with respect thereto) or acquisition of Equity Interests of the Surviving Corporation (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Neptune or who will become subject to such reporting requirements with respect to the Surviving Corporation to be exempt under Rule 16b-3 under the Exchange.

6.11        Takeover Laws. If any takeover laws or any anti-takeover provision or restriction on ownership in the Organizational Documents of Neptune is or may become applicable to the Transactions, Neptune and the Neptune Board shall grant such approvals and take all such actions as are necessary or advisable so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Neptune’s Organizational Documents on the Transactions.

6.12        Exchange Listing. Neptune shall use its reasonable best efforts to cause the Neptune Common Stock to be issued to Holders pursuant to the Merger to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Effective Time.

6.13        Tax Matters.

(a)            Each of Neptune and Panther shall use its reasonable best efforts to cause the Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)           Each of Neptune and Panther shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(d). In connection therewith, (i) Panther shall use its reasonable best efforts to deliver to Debevoise & Plimpton LLP (“Panther Tax Counsel”) and Wachtell, Lipton, Rosen & Katz (“Neptune Tax Counsel”) a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Sections 7.2(d) and 7.3(d) (the “Panther Tax Certificate”) and (ii) Neptune shall use its reasonable best efforts to deliver to Panther Tax Counsel and Neptune Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Sections 7.2(d) and 7.3(d) (the “Neptune Tax Certificate”), in each case, dated as of the effective date of the Proxy Statement and the Closing Date. Neptune and Panther shall provide such other information as reasonably requested by each of Panther Tax Counsel and Neptune Tax Counsel for purposes of rendering the opinions described in Sections 7.2(d) and 7.3(d), as applicable.

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6.14         Financing Cooperation. Each of Panther and Neptune shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain the Financing. Each of Panther and Neptune shall, and shall cause its Subsidiaries to, and cause its and their respective officers, employees and advisors (including legal and accounting representatives to), use its reasonable best efforts to cooperate in any manner that is reasonably requested by Panther or Neptune in order (a) to assist in any arrangement or syndication activities in respect of the Financing as contemplated by the Debt Commitment Letter, to satisfy on a timely basis all conditions to funding set forth in the Debt Commitment Letter that are within Panther’s or Neptune’s control and to consummate the Financing at or prior to the Closing and (b) if any portion of the Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any flex provisions), to arrange to obtain alternative financing, including from alternative sources, on terms and conditions not less favorable than the terms and conditions (including any flex provisions) set forth in the Debt Commitment Letter.

6.15        Treatment of Certain Indebtedness. Neptune shall use its reasonable best efforts to deliver, or cause to be delivered, to Panther on or prior to three (3) Business Days prior to the Effective Time, a copy of draft payoff letters, and on or prior to the Effective Time, executed payoff letters (subject to delivery of funds as arranged by Panther, or as arranged by Panther and/or Neptune in accordance with Section 6.14(b)) with respect to the Existing Neptune Credit Facilities (each, a “Payoff Letter”), in customary form and reasonably acceptable to Panther, and providing for the payoff, discharge and termination in full on the Closing Date of the Existing Neptune Credit Facilities and the release of liens thereunder upon payment of the amounts provided for therein. Each of Neptune and Panther shall use reasonable best efforts to cause to be provided to Neptune, or cause to be provided to the applicable administrative agent under the Existing Neptune Credit Facilities, or, in the event financing is obtained in accordance with Section 6.14(b), Panther and/or Neptune shall cause to be provided to the applicable administrative agent under the Existing Neptune Credit Facilities, the amounts necessary to pay off, discharge and terminate the Existing Neptune Credit Facilities in accordance with the Payoff Letters substantially concurrently with the Closing. Each of Neptune and Panther shall indemnify, defend and hold harmless the other, its Subsidiaries and their respective Affiliates, and their respective directors, managers, general partners, officers, employees and Representatives, in each case prior to the Effective Time, from and against fifty percent (50.0%) of any liability or obligation suffered or incurred by them in connection with the transactions contemplated by Section 6.14 or this Section 6.15 and any information utilized in connection therewith, except, in each case, to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of the indemnified party, any of its Subsidiaries or any of their Representatives, or with respect to historical information relating to the indemnified party or its Subsidiaries provided by or on behalf of the indemnified party. Any fee or expense (other than any attorneys’ fees) payable by any party in connection with the Debt Commitment Letter, the Financing and any of the transactions set forth in Section 6.14 or this Section 6.15 shall, in the event the Closing does not occur, be borne, in each case, equally by Panther and Neptune.

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6.16         Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, Neptune shall control the defense of any litigation brought by the Neptune Entities’ stockholders against any Neptune Entity and/or their respective directors or officers relating to the Merger or a breach of this Agreement or any other agreements contemplated hereby; provided, however, that Neptune shall give Panther the right to review and comment on all material filings or responses to be made by the Neptune Entities in connection with any such litigation, and the right to consult on the settlement, release, waiver or compromise of any such litigation, and Neptune shall in good faith take such comments into account, and no such settlement, release, waiver or compromise relating to the Merger shall be agreed to without Panther’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Neptune shall promptly notify Panther of any such litigation and shall keep Panther informed on a reasonably current basis with respect to the status thereof.

Article VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the Transactions are subject to the satisfaction or waiver (to the extent permitted by Law), at or prior to the Closing, of the following conditions:

(a)           Stockholder Approval. The Neptune Stockholder Approval shall have been obtained.

(b)           Approvals. Any (i) waiting periods applicable to the Transactions under the HSR Act shall have been terminated or expired and (ii) any necessary approvals or termination of any applicable waiting periods under the Competition Act of Canada and the Austrian Cartel Act shall have been received or occurred.

(c)            No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have after the Execution Date enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or order (whether temporary, preliminary or permanent) that enjoins or otherwise prohibits or makes illegal the consummation of any of the Transactions.

(d)           Exchange Listing. The Neptune Common Stock to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2          Additional Conditions to Panther’s Obligations. The obligations of Panther to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

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(a)           Representations and Warranties. The representations and warranties of Neptune (i) in this Agreement (other than those described in clauses (ii), (iii) and (iv) below) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Neptune Material Adverse Effect”) in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except where the aggregate failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Neptune Material Adverse Effect; (ii) in Sections 3.5(a) and (b) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date) other than in de minimis respects; (iii) in Sections 3.1 (first sentence only), 3.2, 3.3(a), 3.5 (other than (a) and (b)), 3.21 and 3.22 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date; and (iv) in Section 3.8(c) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date.

(b)           Agreements and Covenants. Neptune shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed or complied with by Neptune on or prior to the Closing.

(c)           Compliance Certificate. Panther shall have received a certificate signed by a senior executive officer of Neptune dated the Closing Date confirming that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)           Tax Opinion. Panther shall have received a written opinion from Panther Tax Counsel, in form and substance reasonably satisfactory to Panther, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Panther Tax Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Panther Tax Certificate and the Neptune Tax Certificate and such other information as Panther Tax Counsel deems relevant.

(e)           Stockholders Agreement. Neptune shall have delivered to Sponsor and Golden copy of the Stockholders Agreement duly executed by Neptune.

(f)           Registration Rights Agreement. Neptune shall have delivered to Sponsor and Golden a copy of the Registration Rights Agreement duly executed by Neptune.

7.3          Additional Conditions to Neptune’s Obligations. The obligations of Neptune to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Panther (i) in this Agreement (other than those described in clauses (ii), (iii) and (iv) below) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Panther Material Adverse Effect”) in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except where the aggregate failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Panther Material Adverse Effect; (ii) in Sections 4.5(a), (b) and (f)(ii) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date) other than in de minimis respects; (iii) in Sections 4.1 (first sentence only), 4.2, 4.3(a), 4.5 (other than (a), (b) and (f)(ii)), 4.7(c), 4.18 and 4.19 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date; and (iv) in Section 4.8(c) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date.

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(b)           Agreements and Covenants. Panther and Sponsor shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing.

(c)           Compliance Certificate. Neptune shall have received a certificate signed by a senior executive of Panther and a senior Executive of the general partner of the general partner of Fund X, in each case, dated the Closing Date confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)           Tax Opinion. Neptune shall have received a written opinion from Neptune Tax Counsel, in form and substance reasonably satisfactory to Neptune, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Neptune Tax Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Panther Tax Certificate and the Neptune Tax Certificate and such other information as Neptune Tax Counsel deems relevant.

(e)           Stockholders Agreement. The Affiliates of Sponsor party thereto and Golden shall have delivered to Neptune copies of the Stockholders Agreement duly executed by each of them.

(f)           Registration Rights Agreement. The Affiliates of Sponsor party thereto and Golden shall have delivered to Neptune executed copies of the Registration Rights Agreement duly executed by each of them.

Article VIII
TERMINATION AND EXPENSES

8.1           Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the receipt of the Neptune Stockholder Approval:

(a)           by mutual written consent of Panther and Neptune in each case duly authorized by their respective governing boards;

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(b)           by either Panther or Neptune:

(i)       if any Governmental Entity of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted following the Execution Date any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) has fulfilled its obligations under Section 6.5; or

(ii)       if the Transactions shall not have been consummated on or before 5:00 p.m., New York City time, on January 17, 2019 (such date the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Transactions to occur on or before the End Date.

(c)           by Neptune if any of the representations or warranties of Panther was or becomes inaccurate or any breach or breaches by Panther of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the conditions set forth in Section 7.3(a) or 7.3(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is thirty (30) days after the date that notice of such breach or inaccuracy is provided to Panther by Neptune; provided, however, that Neptune shall not have the foregoing right to terminate if, at the time of such termination, Neptune is in material breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 7.2(a) or 7.2(b) not being satisfied;

(d)           by Panther, if any of the representations or warranties of Neptune was or becomes inaccurate or any breach or breaches by Neptune of any covenant or other agreement of the parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.2(a) or 7.2(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is thirty (30) days after the date that notice of such breach or inaccuracy is provided to Neptune by Panther; provided, however, that Panther shall not have the foregoing right to terminate if, at the time of such termination, Panther is in material breach of any of its representations, warranties and covenants contained herein such as would result in any of the closing conditions set forth in Section 7.3(a) or 7.3(b) not being satisfied;

(e)           by either Panther or Neptune, if the Neptune Stockholder Meeting (or any postponement or adjournment thereof) shall have concluded and the condition set forth in Section 7.1(a) shall not have been satisfied;

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(f)            by Neptune, prior to receipt of the Neptune Stockholder Approval, in order to enter into a definitive agreement relating to a Neptune Superior Proposal if Neptune has complied with Section 6.1(d) and subject to compliance with Section 8.3(d); or

(g)           by Panther, if a Neptune Recommendation Change has occurred.

8.2          Notice of Termination; Effect of Termination.

(a)           A terminating party shall provide notice of termination to the other party specifying with particularity the basis for such termination, and any such termination in accordance with Section 8.1 shall be effective immediately upon delivery of such written notice to the other party in accordance with Section 11.1.

(b)           In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except for this Section 8.2, the first sentence of Section 6.4(b), Section 8.3, Section 8.4, and Article XI, which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages resulting from or arising out of fraud or Willful Breach of this Agreement.

8.3          Termination Fee.

(a)            If this Agreement is terminated by Panther pursuant to Section 8.1(g), Neptune will pay to Panther the Termination Fee no later than two (2) Business Days after the termination of this Agreement.

(b)            If this Agreement is terminated by (i) either Panther or Neptune pursuant to Section 8.1(e), (ii) a Neptune Alternative Proposal is publicly proposed or publicly disclosed and not publicly withdrawn at least three (3) Business Days prior to the date of the Neptune Stockholder Meeting and (iii) Neptune enters into a definitive agreement with respect to, or consummates, a Neptune Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Neptune will pay to Panther the Termination Fee upon the earlier to occur of such entrance into a definitive agreement or consummation. For purposes of clause (iii) of this Section 8.3(b), any reference in the definition of Neptune Alternative Proposal to “15%” shall be deemed to be a reference to “50%.”

(c)            If this Agreement is terminated by Panther pursuant to Section 8.1(d) in respect of a breach by Neptune of Sections 6.1(a)–(e) and (i) before the date of such termination, a Neptune Alternative Proposal is publicly proposed or publicly disclosed and not publicly withdrawn as of the date of such termination and (ii) Neptune enters into a definitive agreement with respect to, or consummates, a Neptune Alternative Proposal within twelve (12) months after the date of such termination, then Neptune will pay to Panther the Termination Fee upon the earlier to occur of such entrance into a definitive agreement or consummation. For purposes of clause (ii) of this Section 8.3(c), any reference in the definition of Neptune Alternative Proposal to “15%” shall be deemed to be a reference to “50%.”

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(d)           If this Agreement is terminated by Neptune pursuant to Section 8.1(f), Neptune will pay to Panther the Termination Fee prior to or contemporaneously with the termination of this Agreement.

(e)           Any payment of the Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(f)            Each of the parties acknowledges that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, Panther would not enter into this Agreement. Accordingly, if Neptune fails to promptly pay the amount due pursuant to this Section 8.3 and if Panther commences a suit that results in a judgment against Neptune for such amount or a portion thereof, Neptune shall pay Panther (i) all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any such action) and (ii) interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The amounts payable by Neptune pursuant to this Section 8.3 constitute liquidated damages and not a penalty, and, other than in the case of fraud or Willful Breach, shall be, together with any amounts payable pursuant to this Section 8.3(f), the sole monetary remedy for Panther in the event of a termination of this Agreement where the Termination Fee is payable by Neptune.

(g)           As used herein, “Termination Fee” means a cash amount equal to $45,000,000.

(h)           In no event shall Panther be entitled to payment of the Termination Fee more than once in connection with this Agreement.

8.4          Expenses and Other Payments. Except as otherwise provided in Section 8.3, in the event that this Agreement is terminated in accordance with Section 8.1, all expenses incurred by either Neptune or Panther incident to preparing for, entering into and carrying out this Agreement, including (i) advisor fees and fees of counsel (including in respect of litigation (other than litigation between or among the parties)), (ii) costs and expenses of printing and mailing the Proxy Statement, (iii) all filing and other fees paid to the SEC in connection with the Transactions and (iv) all fees paid in respect of any filing under the HSR Act or other Regulatory Law, whether or not the Transactions shall be consummated (all such expenses, “Shared Expenses”), shall be borne 53% by Neptune and 47% by Panther; provided that (i) in no event shall Neptune bear expenses greater than the aggregate of its own such expenses; and (ii) Sponsor shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions. In the event that the Closing is consummated, all Shared Expenses shall be borne by the Surviving Corporation.

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Article IX
DEFINITIONS

9.1          Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Accredited Investor” means a Holder who is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For the purposes of this Agreement, each of the Funds is deemed to be an Affiliate of Sponsor.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).

“Agreement” means this agreement, as it may be amended from time to time in accordance with its terms.

“Atlas” means Atrium Corporation.

“Atlas Entities” means Atlas and its Subsidiaries, with each such entity an “Atlas Entity.”

“Atlas Holder” means any former shareholder of Atlas that has not submitted an Atlas LOT to Panther and become a Holder prior to the Effective Time. The former shareholders of Atlas that have not submitted an Atlas LOT as of the date hereof are identified on Schedule III.

“Atlas LOT” means the Letter of Transmittal, as defined in the Agreement and Plan of Merger, by and among Atlas, Panther, CD&R Atlas Merger Sub, Inc. and Golden (solely in its capacity as Representative thereunder and with respect to Section 2.7(c) thereunder), dated January 31, 2018.

“Austrian Cartel Act” means the Austrian Cartel Act (Kartellgesetz) 2005 (BGBl I 2005/61), as amended.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, termination, retention, employment, change of control, retirement, pension, vacation, fringe benefits, supplemental benefits, health, welfare, retiree medical, life insurance, or other employee benefits.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City in the United States of America.

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“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the recitals.

“Committed Lenders” means the lenders party to the Debt Commitment Letter.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Continuing Neptune Employee” means each employee of any Neptune Entity who is employed as of the Effective Time and who continues in the employ of any Neptune Entity following the Closing Date.

“Continuing Panther Employee” means each employee of any Panther Entity who is employed as of the Effective Time and who continues in the employ of any Neptune Entity following the Closing Date.

“Contract” means any agreement, contract, lease, license, note, evidence of Indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement, whether written or oral.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“D&O Insurance” means the directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time.

“Debt Commitment Letter” means the commitment letter, dated as of the date hereof, from the Committed Lenders and the arrangers party thereto and addressed to Panther Midco, including all exhibits, schedules, annexes and amendments thereto, and shall include such documents as permitted, or required, as the case may be, to be amended, modified or replaced by Section 6.14.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“DOJ” has the meaning set forth in Section 6.5(b).

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“Effective Time” has the meaning set forth in Section 1.1(b).

“Encumbrances” means liens, pledges, charges, hypothecations, mortgages, deeds of trust, security interests or similar burdens or encumbrances.

“End Date” has the meaning set forth in Section 8.1(b)(ii).

“Environmental Laws” means all Laws issued, promulgated or entered into, by or with any Governmental Entity, relating to Hazardous Substances, protection of natural resources or the environment, or occupational health or workplace safety (to the extent relating to exposure to Hazardous Substances).

“Environmental Permits” means all Permits required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest or unit in any Person (including, for the avoidance of doubt, with respect to Panther, the Panther LLC Interests), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person under common control with another Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Event” means any event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble hereto.

“Existing Neptune Credit Facilities” means (a) that certain Term Loan Credit Agreement, dated as of February 8, 2018, among Neptune, as borrower, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and (b) that certain ABL Credit Agreement, dated as of February 8, 2018, among NCI Group, Inc. and Robertson-CECO II Corporation, as borrowers, Neptune, as a guarantor, the lenders and issuing lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other parties thereto.

“Existing Panther ABL Credit Facility” means that certain ABL Credit Agreement, dated as of April 12, 2018, among Panther Midco, as parent borrower, the lenders and issuing lenders from time to time party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent, and the other parties thereto.

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“Existing Panther Credit Facilities” means (a) that certain Cash Flow Credit Agreement, dated as of April 12, 2018, among Panther Midco, as borrower, the several banks and other financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and (b) the Existing Panther ABL Credit Facility.

“Existing Panther Indenture” means that certain Indenture, dated as of April 12, 2018, among Panther Midco, as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

“FTC” has the meaning set forth in Section 6.5(b).

“Fee Letter” has the meaning set forth in Section 4.22.

“Financing” means the financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, modified or replaced by Section 6.14.

“Financing Parties” shall mean the entities (including the Committed Lenders and each agent and arranger) that have committed to provide or arrange or have otherwise entered into agreements in connection with the Financing or any alternative debt financings, in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter or any other commitment letter, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, agents and Representatives, and their respective successors and assigns.

“Fund VIII” means Clayton, Dubilier & Rice Fund VIII, L.P.

“Fund X” means Clayton, Dubilier & Rice Fund X, L.P.

“Funds” means Clayton, Dubilier & Rice Fund VIII, L.P. and Clayton, Dubilier & Rice Fund X, L.P.

“GAAP” means generally accepted accounting principles in the United States of America.

“Golden” has the meaning set forth in Section 1.5.

“Governmental Entity” means any federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the United States.

“Hazardous Substances” means all substances defined as “hazardous substances,” “pollutants” or “contaminants” under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Holders” has the meaning set forth in Section 2.1(a).

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, (i) patents, trademarks, trade names, trade dress, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, trade dress, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other intangible proprietary or confidential information.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, and other information technology equipment, owned by, or licensed to, a Person and its Subsidiaries.

“Knowledge” of a party means the actual knowledge of (a) the persons listed in Section 9.1(a) of the Neptune Disclosure Letter with respect to Neptune or (b) the persons listed in Section 9.1(a) of the Panther Disclosure Letter with respect to Panther.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Merger” has the meaning set forth in the recitals.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Neptune” has the meaning set forth in the preamble hereto.

“Neptune Alternative Proposal” means, any proposal or offer made by, or indication of interest from, any Person (other than Panther or any of its Affiliates) or group of related Persons, whether involving a transaction or series of related transactions, for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Neptune, (b) the direct or indirect acquisition, including by merger, by any Person or group of related Persons of more than fifteen percent (15%) of the assets of Neptune and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of Neptune) or (c) the direct or indirect acquisition by any Person or group of related Persons of more than fifteen percent (15%) of the shares of Neptune Common Stock (or securities of Neptune convertible into or exchangeable or exercisable for Neptune Common Stock) then issued and outstanding.

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“Neptune Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Neptune or its Subsidiaries for the benefit of current or former employees of Neptune or its Subsidiaries, or with respect to which Neptune or any of its Subsidiaries has any liability.

“Neptune Board” has the meaning set forth in the recitals.

“Neptune Common Stock” means the common stock, par value $1.00 per share, of Neptune.

“Neptune Disclosure Letter” has the meaning set forth in the preamble of Article III.

“Neptune Entities” means Neptune and its Subsidiaries, with each such entity, a “Neptune Entity.”

“Neptune Equity Awards” means, collectively, the Neptune Stock Options, the Neptune Restricted Stock Awards, Neptune PSU Awards and the Neptune RSU Awards.

“Neptune Equity Plans” means (a) Neptune’s 2003 Long-Term Stock Incentive Plan, as amended and restated effective as of January 27, 2018 and (b) Neptune’s Stock Option Plan, as amended and restated as of December 14, 2000.

“Neptune Fairness Opinion” means the opinion of the Neptune Financial Advisor dated the date of this Agreement and addressed to the Neptune Board, to the effect that, as of the date of such opinion the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to Neptune.

“Neptune Financial Advisor” has the meaning set forth in Section 3.21.

“Neptune Financial Statements” has the meaning set forth in Section 3.7(b).

“Neptune Foreign Benefit Plan” has the meaning set forth in Section 3.16(i).

“Neptune Insurance Policies” has the meaning set forth in Section 3.17.

“Neptune Intellectual Property” has the meaning set forth in Section 3.10(b).

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“Neptune Intervening Event” means any Event that did not result from any breach of this Agreement, does not relate to any Neptune Alternative Proposal and was not known or reasonably foreseeable by the Transaction Directors of the Neptune Board as of the date of this Agreement, which Event becomes known (or the unforeseen magnitude or material consequences thereof become known) to or by the Transaction Directors of the Neptune Board prior to obtaining Neptune Stockholder Approval; provided, however, that none of the following shall constitute, or be taken into account in determining the existence of, a Neptune Intervening Event: (i) the receipt, existence or terms of an actual or possible Neptune Alternative Proposal or Neptune Superior Proposal or any proposal, offer, inquiry or request for information or request for negotiations or discussions that could reasonably be expected to lead to any Neptune Alternative Proposal; (ii) any event, fact, circumstance, development or occurrence relating to Panther or its Affiliates that does not amount to a Panther Material Adverse Effect; (iii) any change, in and of itself, in the price or trading volume of shares of Neptune Common Stock (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Neptune Intervening Event, to the extent otherwise permitted by this definition), (iv) meeting or exceeding internal or analysts’ expectations, projections or results of operations (it being understood that the underlying facts giving rise or contributing to such circumstances may be taken into account in determining whether there has been a Neptune Intervening Event, to the extent otherwise permitted by this definition), (v) the consequences of the announcement of this Agreement or (vi) any actions required to be taken (or required to be refrained from being taken) by the Neptune Entities under this Agreement.

“Neptune Leased Real Property” has the meaning set forth in Section 3.9(b).

“Neptune Material Adverse Effect” means any Event that has a material adverse effect on the business, financial condition or results of operations of the Neptune Entities, taken as a whole; provided that any effect to the extent resulting from any of the following Events shall not be considered when determining whether a Neptune Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for steel or other commodity prices or for Neptune’s raw material inputs and end products; (iii) general market and economic conditions in the commercial construction, manufactured housing or remodeling and renovation industries; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any action required to be taken pursuant to this Agreement or taken at the request or with the consent of Panther; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; (ix) (1) a decline in the trading price or trading volume of Neptune Common Stock, (2) any ratings downgrade or change in ratings outlook for Neptune or any of its Subsidiaries; or (3) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided, in the case of any of (1), (2) or (3) of this clause (ix), the underlying causes may be considered); or (x) any pending or threatened shareholder litigation relating to the entry into this Agreement or to the Merger; except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the extent the Neptune Entities, taken as a whole, are disproportionately affected by such Event(s) relative to other similarly sized and situated companies in the industry for manufacturing metal products for commercial construction, and then only to the extent of such disproportion.

“Neptune Material Contracts” has the meaning set forth in Section 3.12(b).

“Neptune Owned Real Property” has the meaning set forth in Section 3.9(a).

“Neptune Products” has the meaning set forth in Section 3.25(a).

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“Neptune Preferred Stock” has the meaning set forth in Section 3.5(a).

“Neptune PSU Award” means each restricted stock unit award relating to shares of Neptune Common Stock granted under any Neptune Equity Plan that vests in whole or in part based on the achievement of specified performance goals.

“Neptune RSU Award” means each restricted stock unit award relating to shares of Neptune Common Stock granted under any Neptune Equity Plan that vests solely based on continued service to Neptune or any Neptune Entity.

“Neptune Recommendation” has the meaning set forth in Section 3.2(a).

“Neptune Recommendation Change” has the meaning set forth in Section 6.1(b).

“Neptune Recommendation Change Notice” has the meaning set forth in Section 6.1(d)(iii)

“Neptune Real Property Lease” has the meaning set forth in Section 3.9(b).

“Neptune Related Person” has the meaning set forth on Section 3.12(a)(i).

“Neptune Restricted Stock Award” has the meaning set forth in Section 3.5(a).

“Neptune SEC Documents” has the meaning set forth in Section 3.7(a).

“Neptune SP Recommendation Change Notice” has the meaning set forth in Section 6.1(d)(ii).

“Neptune Stock Option” means each option to purchase shares of Neptune Common Stock granted under any Neptune Equity Plan.

“Neptune Stockholder Approval” means adoption of this Agreement and approval of the Transactions by the affirmative vote of holders of a majority of the outstanding shares of Neptune Common Stock entitled to vote with respect thereto at a stockholders’ meeting duly called and held for such purpose.

“Neptune Stockholder Meeting” has the meaning set forth in Section 3.23.

“Neptune Superior Proposal” means a Neptune Alternative Proposal, substituting “fifty percent (50%)” for “fifteen percent (15%),” that the Special Committee determines in good faith, after consultation with Neptune’s independent financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Neptune Alternative Proposal, including the financing terms thereof, and such other factors as the Special Committee considers to be appropriate, to be more favorable to Neptune and its stockholders than the transactions contemplated by this Agreement.

“Neptune Tax Certificate” has the meaning set forth in Section 6.13(b).

“Neptune Tax Counsel” has the meaning set forth in Section 6.13(b).

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“NYSE” has the meaning set forth in Section 6.12.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Panther” has the meaning set forth in the preamble hereto.

“Panther Alternative Proposal” means any bona fide proposal or offer made by any Person or group of related Persons, and whether involving a transaction or series of related transactions, for (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving any of the Panther Entities, (2) the acquisition by any Person or group of related Persons (other than Neptune and its Subsidiaries) of more than fifteen percent (15%) of the assets of Panther and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of Panther), or (3) the direct or indirect acquisition by any Person or group of related Persons (other than Neptune and its Subsidiaries) of more than fifteen percent (15%) of Panther LLC Interests then issued and outstanding.

“Panther Benefit Plans” means each Benefit Plan sponsored, maintained or contributed to by Panther or its ERISA Affiliates for the benefit of current or former employees of Panther or its Subsidiaries, or with respect to which Panther or any of its ERISA Affiliates has any liability.

“Panther Board” has the meaning set forth in the recitals.

“Panther Disclosure Letter” has the meaning set forth in the preamble of Article IV.

“Panther Entities” means Panther and its Subsidiaries, with each such entity a “Panther Entity.”

“Panther Financial Statements” means (i) the audited consolidated balance sheets of Ply Gem Holdings, Inc. and its Subsidiaries and the Atlas Entities, respectively, as of December 31, 2015, 2016 and 2017 and the audited consolidated statement of operations, members’ equity and cash flows of Ply Gem Holdings, Inc. and Atlas, respectively, for the years ended December 31, 2015, 2016 and 2017, and the related notes thereto and (ii) the unaudited consolidated balance sheets of Ply Gem Holdings, Inc. and its Subsidiaries and the Atlas Entities, respectively, as of March 31, 2018 and the unaudited consolidated statement of operations, members’ equity and cash flows of Ply Gem Holdings, Inc. and Atlas, respectively, for the three (3) months ended March 31, 2018.

“Panther Foreign Benefit Plan” has the meaning set forth in Section 4.16(i).

“Panther Insurance Policies” has the meaning set forth in Section 4.17.

“Panther Intellectual Property” has the meaning set forth in Section 4.10(b).

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“Panther Leased Real Property” has the meaning set forth in Section 4.9(b).

“Panther LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Panther, dated as of April 13, 2018.

“Panther LLC Interests” means the “Units” in Panther, as such term is defined in the Panther LLC Agreement.

“Panther Material Adverse Effect” means any Event that has a material adverse effect on the business, financial condition or results of operations of the Panther Entities, taken as a whole; provided, that any effect to the extent resulting from any of the following Events shall not be considered when determining whether a Panther Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for aluminum, resin or other commodity prices or for Panther’s raw material inputs and end products; (iii) general market and economic conditions in the residential and commercial construction, manufactured housing or remodeling and renovation industries; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any action required to be taken pursuant to this Agreement or taken at the request or with the consent of Neptune; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; or (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that, in the case of this clause (ix) the underlying causes may be considered), except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the extent the Panther Entities, taken as a whole, are disproportionately affected by such Event(s), relative to other similarly sized and situated companies in the residential and commercial building product manufacturing sector, and then only to the extent of such disproportion.

“Panther Material Contracts” has the meaning set forth in Section 4.12(b).

“Panther Midco” means Ply Gem Midco, Inc., a Delaware corporation.

“Panther Owned Real Property” has the meaning set forth in Section 4.9(a).

“Panther Real Property Lease” has the meaning set forth in Section 4.9(b).

“Panther Products” has the meaning set forth in Section 4.23(a).

“Panther Related Person” has the meaning set forth in Section 4.12(a)(i).

“Panther SEC Documents” has the meaning set forth in Section 4.7(a).

“Panther Tax Certificate” has the meaning set forth in Section 6.13(b).

“Panther Tax Counsel” has the meaning set forth in Section 6.13(b).

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“Parachute Payments” has the meaning set forth in Section 6.9(d).

“Payoff Letter” has the meaning set forth in Section 6.15.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Percentage Interest of Holders” means the percentage interest set forth next to each Holder’s name on a schedule to be delivered by Panther to Neptune on the second (2nd) Business Day prior to the Closing Date, which schedule shall be in the form of the example schedule attached as Schedule III hereto.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Entities.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves (based on good faith estimates of management) have been established in accordance with GAAP, (b) mechanics’, vendors’, materialmen’s, carriers’, workers’, landlords’, repairers’, warehousemen’s, construction and similar statutory Encumbrances arising or incurred in the ordinary course of business that, in the aggregate, do not materially impair the present or intended use and operation of the assets to which they relate, (c) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, entitlement, building and other land use regulations, (d) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation or (e) Encumbrances securing Indebtedness of Neptune or Panther or their respective Subsidiaries, to the extent the terms of such Indebtedness require the incurrence of such Encumbrances.

“Per Interest Merger Consideration” has the meaning set forth in Section 2.1(a).

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” means any actions, suits, claims, hearings, inquiries, examinations, investigations or other proceedings.

“Proxy Statement” has the meaning set forth in Section 3.23.

“Recused Directors” means the members of the Neptune Board listed on Schedule IV.

“Registration Rights Agreement” has the meaning set forth in Section 1.6.

“Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

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“Related Party Transaction” has the meaning set forth in Section 3.20.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives of a party (provided that none of the directors set forth on Schedule IV shall be deemed Representatives of Neptune).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Expenses” has the meaning set forth in Section 8.4.

“Special Committee” has the meaning set forth in the recitals.

“Sponsor” has the meaning set forth in the preamble hereto.

“Stockholders Agreement” has the meaning set forth in Section 1.5.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (a) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” means any and all taxes, duties, levies or other governmental assessments of any kind, including income, gross receipts, branch profits, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated taxes and any other tax of any kind whatsoever, imposed by any Governmental Entity, including any interest, penalty or addition to tax imposed with respect thereto.

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“Tax Returns” means any return, report, statement, claim for refund, or information return filed or required to be filed with any Governmental Entity relating to Taxes, and any schedule or attachment thereto and any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.3(g).

“Transaction Agreements” means this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Confidentiality Agreement and each agreement, certificate and other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transactions” has the meaning set forth in the recitals.

“Transaction Directors” means members of the Neptune board other than the Recused Directors.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“WARN Act” has the meaning set forth in Section 3.16(j).

“Willful Breach” means a breach that is the consequence of an act by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement where such breaching party knew, or a reasonable person would have reasonably expected, that the taking of or failure to take such act would, or would be reasonably expected to, cause or result in a material breach of this Agreement.

Article X
SURVIVAL

10.1         Non-Survival of Representations and Warranties. Except for this Article X and Section 6.8 (Indemnification of Directors and Officers), none of the representations, warranties, covenants or other agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 8.2, the termination of this Agreement. For the avoidance of doubt, this Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance, in whole or in part, after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

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Article XI
MISCELLANEOUS

11.1         Notices. Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when received when sent by email by the party to be notified; provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11.1 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 11.1; or (c) when delivered by a national courier (with confirmation of delivery), in each case addressed as follows:

Notices to Panther (prior to the Transactions):

Ply Gem Parent, LLC

5020 Weston Parkway, Suite 400

Cary, NC 27513

Attention:	Tim Johnson
Email:	tim.johnson@plygem.com

And copies to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Paul S. Bird
Christopher Anthony
Email:	psbird@debevoise.com
canthony@debevoise.com

Notices to the Fund:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:	Nathan K. Sleeper; J.L. Zrebiec
Email:	nsleeper@cdr-inc.com; jzrebiec@cdr-inc.com

And copies to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Paul S. Bird
Christopher Anthony
Email:	psbird@debevoise.com
canthony@debevoise.com

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Notices to Neptune and the Surviving Corporation (after the Transactions):

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, TX 77063

Attention:	Todd Moore
Email:	TRMoore@ncigroup.com

And a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone:	(212) 403-1000
Email:	MGordon@wlrk.com
Attention:	Mark Gordon

11.2         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.3        Entire Agreement. This Agreement, the exhibits hereto, the Neptune Disclosure Letter, the Panther Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

11.4        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempted or purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.5        Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other parties hereunder, (b) waive any breach or inaccuracy in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties of any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder. No agreement on the part of a party hereto to any extension or waiver shall be valid, unless set forth in an instrument in writing signed on behalf of such party.

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11.6        Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, claim, action or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) the rights of any Indemnified Parties solely pursuant to Section 6.8 (which shall not arise unless and until the Effective Time shall occur) and (ii) as set forth in Section 11.13 with respect to the Financing Parties.

11.7        Interpretation.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, a Schedule to or an Exhibit to this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)          Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

(c)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)           Unless the context otherwise requires, as used in this Agreement, (i) words defined in the singular have the parallel meaning in the plural and vice versa; (ii) words of one gender shall be construed to apply to each gender; (iii) the term “party” refers to a party to this Agreement and the term “parties” refers to all the parties to this Agreement; provided that, for the avoidance of doubt, Sponsor shall be deemed a party solely for purposes of Sections 6.1(e), 6.5(a)(i), 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c); and (iv) a reference to any Person includes such Person’s successors and permitted assigns.

(e)           “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

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(f)            The phrase “made available” with respect to documents shall be deemed to include any documents included and available to Neptune and its Representatives or Panther and its Representatives, as applicable, in the applicable virtual data rooms hosted by Merrill Corporation and Intralinks with respect to Panther documents or Intralinks with respect to Neptune documents, respectively, in connection with the Transactions on or prior to 5:00 p.m. New York City time on June 16, 2018. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

11.8         Governing Law and Venue; Consent to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)           The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(c).

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11.9         Disclosure Letters. The Neptune Disclosure Letter, Panther Disclosure Letter and all exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. The statements in the Neptune Disclosure Letter and Panther Disclosure Letter relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Neptune Disclosure Letter or Panther Disclosure Letter, as the case may be, shall also be deemed to apply to each other section to which its relevance is reasonably apparent. In the Neptune Disclosure Letter and Panther Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; (b) the section numbers correspond to the section numbers in this Agreement; and (c) inclusion of any item (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

11.10       Specific Performance. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. Each party agrees that, in the event of any breach or threatened breach by any other party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.4) to seek and to obtain a decree or order of specific performance to enforce the observance and performance of such provisions, and an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties further agree that they shall not object to the granting of any injunctive relief on the basis that an adequate remedy at law may exist.

11.11       Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures or by electronic image scan transmission in .pdf format by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

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11.12       Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, including Section 11.13 below, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the parties whether before or after approval of the Merger or the other Transactions; provided, however, that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by stockholders or members without such further approval.

11.13       Financing Parties. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on its own behalf and on behalf of its Subsidiaries hereby: (a) agree that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Financing Parties will have any liability to any of the parties hereto or their respective Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, other than, with respect to the parties thereto, pursuant to the Debt Commitment Letter or any definitive agreement entered into in connection with the Financing, and no party hereto nor any of their respective Affiliates will have any rights or claims against any of the Financing Parties hereunder, (g) agrees the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements and (h) agrees that none of Section 11.6, Section 11.12, this Section 11.13 or the definition of “Financing Parties” (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing provisions) shall be amended, waived, supplemented or otherwise modified in any way adverse to the Financing Parties without the prior written consent of the Committed Lenders.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PLY GEM PARENT, LLC

By:	/s/ Gary E. Robinette
	Name:	Gary E. Robinette
	Title:	Chief Executive Officer

Clayton, Dubilier & Rice, LLC solely for the purposes of Sections 6.1(e), 6.5(a)(i), 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c).

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and
Assistant Secretary

[Signature Page to the Agreement and Plan of Merger]

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
	Name:	Todd R. Moore
	Title:	EVP & General Counsel

[Signature Page to the Agreement and Plan of Merger]